As filed with the Securities and Exchange Commission on April 30, 2018

SEC File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

	Tapinator, Inc.
(Exact name of registrant as specified in its charter)
Delaware	7372	46-3731133
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	110 West 40th Street, Suite 1902 New York, NY 10018 (914) 930-6232
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ilya Nikolayev Chief Executive Officer 110 West 40th Street, Suite 1902 New York, NY 10018 (914) 930-6232
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jeffrey M. Quick, Esq.

Quick Law Group, P.C.

1035 Pearl Street, Suite 403

Boulder, CO 80302

Tel. (720) 259-3393

Fax. (303) 845-7315

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	27,000,002	$0.13	(2)	$3,510,000.26	$437.00
Common Stock underlying Warrants	31,400,002	$0.13	(2)	$4,082,000.26	$508.21
Total	58,400,004	$0.13	(2)	$7,592,000.52	$945.21

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended(the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales price of the common stock on April 24, 2018, as reported on the OTCQB.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2018

PRELIMINARY PROSPECTUS

TAPINATOR, INC.

Up to 27,000,002 Shares of Common Stock and up to 31,400,002 Shares of Common Stock Underlying Warrants

This prospectus relates to the resale of up to (i) 27,000,002 shares of common stock and (ii) 31,400,002 shares of our common stock to be offered by the selling stockholders upon the exercise of outstanding common stock purchase warrants.

Our common stock trades in the over-the-counter market and is quoted on the OTCQB tier of the OTC Markets Group, Inc. under the symbol “TAPM.” Only a limited public market currently exists for our common stock. On April 27, 2018, the last reported sale price of our shares of common stock on the OTCQB was $.1325 per share.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and have elected to comply with certain reduced public company reporting requirements in this and future filings.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2018

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our website is not part of this prospectus.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus, or any accompanying prospectus supplement before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us” and the “Company” refer to Tapinator, Inc.

Overview

Tapinator develops and publishes mobile games and applications on the iOS, Google Play, Amazon, and Ethereum platforms. Tapinator's portfolio includes over 300 mobile gaming titles that, collectively, have achieved over 450 million player downloads, including games such as ROCKY™, Video Poker Classic, Solitaire Dash, and Dice Mage. Tapinator generates revenues through the sale of branded advertisements and via consumer transactions, including in-app purchases. Founded in 2013, Tapinator is headquartered in New York, with product development teams located in the United States, Germany, Bulgaria, Pakistan, Indonesia, and Canada.

The Company was incorporated on December 9, 2013 as the successor entity to Evolution Resources, Inc. On June 16, 2014, the Company executed a securities exchange agreement with the members of Tapinator LLC, a New York limited liability company formed on November 27, 2012, whereby the Company issued 36,700,000 shares of its common stock (representing 80% of its then common stock outstanding after giving effect to the transaction) to the members of Tapinator LLC in exchange for 100% of the outstanding membership interests of Tapinator LLC. The transaction resulted in a business combination and a change of control within its business purpose. Tapinator LLC launched its first mobile game, Drive with Zombies, on the Google Play platform in January 2012.

Our principal executive offices are located at 110 West 40th Street, Suite 1902, New York, NY 10018, telephone number (914) 930-6232. Our website address is www.tapinator.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

The Offering

Common stock offered by the selling stockholders:	Up to 27,000,002 shares of our common stock to be offered by the selling stockholders, and up to 31,400,002 shares of our common stock to be offered by the selling stockholders upon the exercise of outstanding common stock purchase warrants.

Common stock outstanding prior to the offering:	91,459,305

Common stock outstanding after this offering:	122,859,307 (1)

Use of proceeds:

We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. However, we will receive proceeds from the exercise price of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

OTCQB trading symbol:	“TAPM”

Risk factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)

The number of shares of common stock outstanding after the offering is based upon 91,459,305 shares outstanding as of April 30, 2018 and assumes the exercise of all warrants with respect to those shares being registered for resale pursuant to the registration statement of which this prospectus forms a part.

The number of shares of common stock outstanding after this offering excludes:

●	5,050,000 shares of common stock issuable as of the date of this prospectus upon the exercise of outstanding stock options at a weighted average exercise price of $0.13 per share;

●	10,750,000 shares of common stock granted as restricted stock units to various of employees, officers and directors which will begin to vest in August of 2019;

●	2,800,000 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of approximately $0.21;

●

15,450,000 shares of common stock issuable upon the conversion of our Series B convertible preferred stock at a conversion price of $.12 per share. On April 26, 2018, the holder of the Series B convertible preferred stock provided us written notice of its intention to convert 4,166,667 of the 15,450,000 shares of our common stock on May 2, 2018.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this offering memorandum, before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that case, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business, financial conditions and results of operations.

Business Risk Factors

Our business will suffer if we are unable to continue to develop successful games for mobile platforms, successfully monetize mobile games, or successfully forecast mobile launches and/or monetization.

Our business depends on developing and publishing mobile games that consumers will download and spend time and money playing. We have devoted and we expect to continue to devote substantial resources to the research, development, analytics and marketing of our mobile games, however we cannot guarantee that we will continue to develop games that appeal to players. New games that we introduce need to generate sufficient bookings and revenues to offset the associated development and marketing costs. We may encounter difficulty in integrating features on games developed for mobile platforms that a sufficient number of players will pay for or otherwise sufficiently monetizing mobile games. The success of our games depends, in part, on unpredictable and volatile factors beyond our control including consumer preferences, competing games, new mobile platforms and the availability of other entertainment experiences. If our games are not launched on time or do not meet consumer expectations, or they are not brought to market in a timely and effective manner, our ability to grow revenue and our financial performance will be negatively affected.

In addition to the market factors noted above, our ability to successfully develop games for mobile platforms and their ability to achieve commercial success will depend on our ability to:

•	effectively market mobile games to our existing mobile players and new players without excess cost;

•	effectively monetize the games;

•	adapt to changing player preferences;

•	adapt games quickly to make sure they are compatible with, and take advantage of feature sets for new releases of mobile phones and other devices;

•	expand and enhance games after their initial release;

•	attract, retain and motivate talented game designers, product managers and engineers who have experience developing games for mobile platforms;

•	partner with mobile platforms and obtain featuring opportunities;

•	adapt game feature sets for limited bandwidth, processing power and screen size of typical mobile devices;

•	minimize launch delays and cost overruns on the development of new games;

•	effectively monetize the games;

•	maintain quality mobile game experience;

•	release games compatible with an increasingly diverse set of mobile devices;

•	compete successfully against a large and growing number of existing market participants;

•	minimize and quickly resolve bugs or outages; and

•	acquire and successfully integrate high quality mobile game assets, personnel or companies.

These and other uncertainties make it difficult to know whether we will succeed in continuing to develop successful mobile games and launch these games in accordance with our financial plan. If we do not succeed in doing so, our business will suffer.

We are also a relatively new entrant in the mobile game market and, as a result have a relatively short history in developing and launching mobile games. As a result of this we may have difficulty predicting the development schedule of a new game and forecasting bookings for a game. If launches are delayed and we are unable to monetize mobile games in the manner that we forecast our ability to grow revenue and our financial performance will be negatively impacted.

One primary strategy to grow our business is to develop game titles for smartphones and tablets. If we are not able to generate revenues and gross margins from smartphones and tablets, our revenues, financial position and operating results may suffer.

As a result of the expected continued migration of users from traditional feature phones to smartphones, we intend to continue to publish mobile games that are widely accepted and commercially successful on the smartphone and tablet digital storefronts (primarily Google’s Play Store, Apple’s iOS App Store, and Amazon’s Appstore for Android), as well as incur marketing-related expenditures in connection with the launch of our games on these digital storefronts. Our efforts to generate revenues derived from games for smartphones and tablets may prove unsuccessful or, even if successful, it may take us longer to achieve revenue than anticipated because, among others reasons:

•	changes in digital storefront policies that limit our ability to use certain types of offers and other monetization techniques in our games;

•

the open nature of many of these digital storefronts increases substantially the number of competitors and competitive products and makes it more difficult for us to achieve prominent placement or featuring for our games;

•	the billing and provisioning capabilities of some smartphones are currently not optimized to enable users to purchase games or make in app purchases, which could make it difficult for users of these smartphones to purchase games or make in-app purchases and could reduce our addressable market, at least in the short term;

•	competitors may have substantially greater resources available to invest in developing and publishing products for smartphones and tablets;

•	these digital storefronts are relatively new markets, for which we are less able to forecast with accuracy revenue levels, required marketing and developments expenses, and net income or loss;

•	the pricing and revenue models for titles on these digital storefronts are rapidly evolving;

•

many OEMs, social networks, messaging services and carriers are developing their own storefronts which may compete with and become more successful than the storefronts on which our games are published, and we may expend time and resources developing games for storefronts that ultimately do not succeed.

If we do not achieve a sufficient return on our investment with respect to efforts to develop mobile, freemium games for smartphones and tablets, it could negatively affect our operating results.

We believe that a significant portion of our development activities for smartphones and tablets will be focused on mobile, freemium games — games that are downloadable without an initial charge, but which enable a variety of additional features to be accessed for a fee or otherwise monetized through various advertising and offer techniques. Our efforts to develop mobile, freemium games for smartphones and tablets may prove unsuccessful or, even if successful, may take us longer to achieve significant revenue than anticipated because, among other reasons:

•	we have relatively limited experience in successfully developing and marketing mobile, freemium games;

•

our relatively limited experience with respect to creating games that include micro-transaction capabilities, advertising and offers may cause us to have difficulty optimizing the monetization of our freemium games;

•	changes in digital storefront and carrier policies that limit our ability to use certain types of offers and other monetization techniques in our games;

•

some of our competitors have released a significant number of mobile, freemium games on smartphones, and this competition will make it more difficult for us to differentiate our games and derive significant revenues from them;

•	some of our competitors have substantially greater resources available to invest in developing and publishing mobile, freemium games;

•

we intend to develop some of our mobile, freemium games based upon our own intellectual property rather than well-known licensed brands and, as a result, we may encounter difficulties in generating sufficient consumer interest in our games;

•	mobile, freemium games have a limited history, and it is unclear how popular this style of game will become or remain or its revenue potential;

•

our strategy with respect to developing mobile, freemium games for smartphones assumes that a large number of consumers will download our games because they are free and that we will subsequently be able to effectively monetize these games via in-app purchases, offers and advertisements; however, some smartphones charge users a fee for downloading content, and users of these smartphones may be reluctant to download our freemium games because of these fees, which would reduce the effectiveness of our product strategy;

•

our mobile, freemium games may otherwise not be widely downloaded by consumers for a variety of reasons, including poor consumer reviews or other negative publicity, ineffective or insufficient marketing efforts or a failure to achieve prominent storefront featuring for such games;

•

even if our mobile, freemium games are widely downloaded, we may fail to retain users of these games or optimize the monetization of these games for a variety of reasons, including poor game design or quality, gameplay issues such as game unavailability, long load times or an unexpected termination of the game due to data server or other technical issues or failure to effectively respond and adapt to changing user preferences through updates to our games; and

•	because these are effectively new products for us, we are less able to forecast with accuracy revenue levels, required marketing and development expenses, and net income or loss.

If we do not achieve a sufficient return on its investment with respect to developing and selling mobile, freemium games, it will negatively affect our operating results and may require us to formulate a new business strategy.

We must continue to launch, innovate and enhance games that players like and attract and retain a significant number of players in order to grow our revenue and sustain our competitive position.

We recently announced that we will launch at least three new Full-Featured mobile games, including games in new categories, in 2018, however there is a risk that we may not launch these games or the other games we plan to launch in 2018 according to schedule, that these games do not attract and retain a significant number of players or that these games will not monetize well. If we do not launch games on schedule or our games do not monetize well, our business, revenue and bookings will be negatively impacted.

If our top games do not maintain their popularity, our results of operations could be harmed.

In addition to creating new games that are attractive to a significant number of players, we must extend the life of our existing games, in particular our most successful games. Historically, we have depended on a small number of games for a significant portion of our revenue and we expect that this dependency will continue for the foreseeable future. Our existing games compete with our new offerings and the offerings of our competitors. Traditionally, bookings from existing games decline over time. For a game to remain popular, we must constantly enhance, expand or upgrade the game with new features that players find attractive. Increased competition can result in increasing player acquisition and retention costs. Constant game enhancement requires the investment of significant resources, particularly with older games, and such costs on average have increased. We may not be able to successfully enhance, expand or upgrade our current games. Any reduction in the number of players of our most popular games, any decrease in the popularity of our games in general, any breach of game-related security or prolonged server interruption, any loss of rights to any intellectual property underlying such games, or any other adverse developments relating to our most popular games, could harm our results of operations.

Our business is intensely competitive and “hit” driven. If we do not deliver “hit” products and services, or if consumers prefer our competitors’ products or services over our own, our operating results could suffer.

Competition in our industry is intense. Many new games are introduced in each major industry segment (mobile, web, PC and blockchain), but only a relatively small number of “hit” titles account for a significant portion of total revenue in each segment. Our competitors range from large established companies to emerging start-ups, and we expect new competitors to continue to emerge throughout the world. If our competitors develop and market more successful products or services, offer competitive products or services at lower price points or based on payment models perceived as offering a better value proposition, or if we do not continue to develop consistently high-quality and well-received products and services, our revenue, margins, and profitability will decline.

A small number of games have generated a significant portion of our revenue, and we must continue to launch, innovate and enhance games that players like and attract and retain a significant number of players in order to grow our revenue and sustain our competitive position.

Historically, we have depended on a small number of games for a significant portion of our revenue and we expect that this dependency will continue for the foreseeable future. Bookings and revenue from many of our games tend to decline over time after reaching a peak of popularity and player usage. As a result of this natural decline in the life cycle of our games, our business depends on our ability to consistently and timely launch new games across multiple platforms and devices that achieve significant popularity and have the potential to become franchise games. We recently announced that we will launch at least three new Full-Featured mobile games, including games in new categories, in 2018, however there is a risk that we may not launch these games or the other games we plan to launch in 2018 according to schedule, that these games do not attract and retain a significant number of players or that these games will not monetize well.

Each of our games requires significant engineering, marketing and other resources to develop, launch and sustain via regular upgrades and expansions, and such costs on average have increased over the last several years. Our ability to successfully launch, sustain and expand games and attract and retain players largely will depend on our ability to:

•	anticipate and effectively respond to changing game player interests and preferences;

•	anticipate or respond to changes in the competitive and technological landscape (including, but not limited to changes in mobile devices and gaming platforms);

•	attract, retain and motivate talented game designers, product managers and engineers;

•	develop, sustain and expand games that our players find fun, interesting and compelling to play;

•	develop games that can build upon or become franchise games;

•	effectively market and advertise new games and enhancements to our existing players and new players;

•	acquire players in a cost-effective manner;

•	minimize the launch delays and cost overruns on new games and game expansions;

•	minimize downtime and other technical difficulties; and

•	acquire and integrate high quality assets, personnel and companies.

It is difficult to consistently anticipate player demand on a large scale, particularly as we develop games in new categories or new markets, including international markets and mobile platforms. If we do not successfully launch games that attract and retain a significant number of players and extend the life of our existing games, our market share, brand and financial results will be harmed.

We operate in a new and rapidly changing industry.

The mobile game industry, through which we derive substantially all of our revenue, is a relatively new and rapidly evolving industry. The growth of the mobile game industry and the level of demand and market acceptance of our games are subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the mobile game industry, many of which are beyond our control, including:

•	our ability to extend our brand and games to mobile platforms and the timing and success of such mobile game launches;

•	our ability to maintain the popularity of our games on Google, iOS, Amazon and other platforms;

•	our ability to effectively monetize games on mobile devices and across multiple platforms and devices;

•	our ability to maintain technological solutions and employee expertise to rapidly respond to continuous changes in mobile platforms and mobile devices;

•	our ability to maintain technological solutions and employee expertise to rapidly respond to changes in consumer demand for games on new gaming platforms;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms of entertainment;

•	the worldwide growth of mobile devices, broadband Internet and personal computer users, and the rate of any such growth; and

•	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending.

Our ability to plan for game development, distribution and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of our current and potential players and relatively rapid changes in technology. New and different types of entertainment may increase in popularity at the expense of mobile games. A decline in the popularity of mobile games in general, or our games in particular, would harm our business and prospects.

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of crypto-collectibles in a manner that adversely affects our business, prospects or operations.

We have recently entered the crypto-collectibles and blockchain game and application industries. As crypto-assets have grown in both popularity and market size, governments around the world have reacted differently to crypto-assets, with certain governments deeming certain crypto assets illegal while others have allowed their use and trade. On-going and future regulatory actions may impact our ability of to continue to operate this segment of our business, which could have a material adverse effect on our business, prospects or operations.

Governments may in the future curtail or outlaw the acquisition, use or redemption of crypto-assets. Ownership of, holding or trading in crypto-collectibles may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject crypto-collectibles companies to additional regulation.

On July 25, 2017 the SEC released an investigative report which states that the United States would, in some circumstances, consider the offer and sale of blockchain coins pursuant to an initial coin offering (“ICO”) subject to federal securities laws.  Thereafter, China released statements and took similar actions.  Although we do not participate in ICOs, our customers may participate in ICOs and these actions may be a prelude to further action which chills widespread acceptance of blockchain gaming and application adoption and have a material adverse effect our ability pursue this business segment at all, which could have a material adverse effect on our business, prospects or operations.

Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, sell, use or trade crypto-assets or to exchange crypto-assets for fiat currency. Similar actions by governments or regulatory bodies could result in restriction of the acquisition, ownership, holding, selling, use or trading in our securities. Such a restriction may adversely affect our shareholders and have a material adverse effect on our ability to pursue this segment at all or raise new capital which could have a material adverse effect on our business, prospects or operations and harm investors in our securities.

It may be illegal now, or in the future, to acquire, own, hold, sell or use Ethereum, participate in the blockchain or utilize similar digital assets in one or more countries, the ruling of which could adversely affect us.

Although currently Ethereum, the blockchain and other digital assets generally are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China and Russia may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these digital assets or to exchange for fiat currency. Such circumstances could have a material adverse effect on our ability to pursue this business segment at all, which could have a material adverse effect on our business, prospects or operations.

Competing blockchain platforms and technologies may make it difficult for us to achieve our business objectives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether.  This may adversely affect us and our exposure to Ethereum based technologies. Such circumstances could have a material adverse effect on the our ability to pursue this segment at all, which could have a material adverse effect on the business, prospects or operations

Incorrect or fraudulent token transactions may be irreversible.

Currently, crypto-collectibles game transactions are irrevocable and stolen or incorrectly transferred tokens may be irretrievable. As a result, any incorrectly executed or fraudulent token transactions could adversely affect our business and profitability.

Token transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction. In theory, crypto-collectibles transactions may be reversible with the control or consent of a majority of processing power on the network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of a token or a theft of token generally will not be reversible and we may not be capable of seeking compensation for any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, our customers’ tokens could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. Such events could have a material adverse effect on our ability to pursue this segment at all, which could have a material adverse effect on our business, prospects or operations.

Security breaches, computer viruses and computer hacking attacks could harm our business, reputation, brand and results of operations.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry, and may occur on our systems in the future. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and operating results. We may experience hacking attacks of varying degrees from time to time, including denial-of-service attacks. Because of our prominence in the mobile game industry, we believe we are a particularly attractive target for hackers.

In addition, our games involve the storage and transmission of players’ personal information in our facilities and on our equipment, networks and corporate systems run by us or managed by third-parties including Google, Apple, Amazon and Facebook. Security breaches of our systems or third-parties on whom we rely could expose us to litigation, remediation costs, increased costs for security measures, loss of revenue, damage to our reputation and potential liability. Our player data, corporate systems, third party systems and security measures may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and, as a result, an unauthorized party may obtain access to our data, our players’ data or our advertiser’s data. Additionally, outside parties may attempt to fraudulently induce employees or players to disclose sensitive information in order to gain access to our players’ data or our advertiser’s data. We must continuously examine and modify our security controls and business policies to address the use of new devices and technologies enabling players to share data and communicate in new ways, and the increasing focus by our players and regulators on controlling and protecting user data.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure or perceived failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our players may harm our reputation and our ability to retain existing players and attract new players.

If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, we could lose players and advertisers, and we could suffer significant legal and financial exposure due to such events or in connection with remediation efforts, investigation costs or penalties, changed security and system protection measures. Any of these actions could have a material and adverse effect on our business, reputation and operating results.

Any failure or significant interruption in our infrastructure could impact our operations and harm our business.

Our technology infrastructure is critical to the performance of certain of our games and to player satisfaction within those games. These games run on complex distributed systems, or what is commonly known as cloud computing. We do not own, operate and maintain the primary elements of these systems, but instead these systems are operated by third parties that we do not control and which would require significant time and potential expense to replace. We have experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. If a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all. A failure or significant interruption in our game service would harm our reputation and operations. We have suffered interruptions in service when releasing new software versions or bug fixes for specific games in the past and if any such interruption were significant it could harm our business or reputation. We may decide to make significant investments to our technology infrastructure to maintain and improve all aspects of player experience and game performance. To the extent we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and operating results may suffer. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance. Furthermore, our disaster recovery systems and those of third-parties with which we do business may not function as intended or may fail to adequately protect our critical business information in the event of a significant business interruption, which may cause interruption in service of our games, security breaches or the loss of data or functionality, leading to a negative effect on our business.

We must continue to spend significant resources to effectively manage our business and operations.

To effectively manage our business and operations, we will need to continue to focus on spending significant resources to improve our technology infrastructure, our operational, financial and management controls, and our reporting systems and procedures by, among other things:

•	monitoring and updating our technology infrastructure to maintain high performance and minimize down time;

•	monitoring our internal controls to ensure timely and accurate reporting of all of our operations.

These enhancements and improvements will require capital expenditures and allocation of valuable management and employee resources.

Our business will suffer if we are unable to successfully acquire or integrate acquired companies into our business or otherwise manage the growth associated with multiple acquisitions.

We intend to evaluate and pursue acquisitions and strategic investments. These acquisitions and strategic investments could be material to our financial condition or results of operations. Challenges and risks from such investments and acquisitions include:

•	negative effects on products and product pipeline from the changes and potential disruption that may follow the acquisition;

•	diversion of our management’s attention away from our business;

•	declining employee morale and retention issues resulting from changes in compensation, or changes in management, reporting relationships, or future prospects;

•	significant competition from other game companies as the mobile game industry consolidates;

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the need to integrate the operations, systems, technologies, products and personnel of each acquired company, the inefficiencies and lack of control that may result if such integration is delayed or not implemented, and unforeseen difficulties and expenditures that may arise in connection with integration;

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the difficulty in determining the appropriate purchase price of acquired companies may lead to the overpayment from certain acquisitions and the potential impairment of intangible assets and goodwill acquired in the acquisitions;

•	the difficulty in successfully evaluating and utilizing the acquired products, technology or personnel;

•	the potential incurrence of debt, contingent liabilities, amortization expenses or restructuring charges in connection with any acquisition;

•	the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had lacked such controls, procedures and policies;

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the difficulty in accurately forecasting and accounting for the financial impact of an acquisition transaction, including accounting charges and integrating and reporting results for acquired companies that do not historically follow U.S. GAAP;

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under purchase accounting, we may be required to write off deferred revenue which may impair our ability to recognize revenue that would have otherwise been recognizable which may impact our financial performance or that of the acquired company;

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

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in some cases, the need to transition operations and players onto our existing or new platforms and the potential loss of, or harm to, our relationships with employees, players and other suppliers as a result of integration of new businesses;

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in certain instances, the ability to exert control of acquired businesses that include earnout provisions in the agreements relating to such acquisitions or the potential obligation to fund an earnout for a product that has not met expectations;

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our dependence on the accuracy and completeness of statements and disclosures made or actions taken by the companies we acquire or their representatives, when conducting due diligence and evaluating the results of such due diligence; and

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liability for activities of the acquired company before the acquisition, including intellectual property and other litigation claims or disputes, information security vulnerabilities, violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities.

The benefits of an acquisition or investment may also take considerable time to develop, and we cannot be certain that any particular acquisition or investment will produce the intended benefits, which could adversely affect our business and operating results. Our ability to grow through future acquisitions will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates and the availability of financing to complete larger acquisitions. Acquisitions could result in potential dilutive issuances of equity securities, use of significant cash balances or incurrence of debt (and increased interest expense), contingent liabilities or amortization expenses related to intangible assets or write-offs of goodwill and/or intangible assets, which could adversely affect our results of operations and dilute the economic and voting rights of our stockholders.

If we are able to develop new games that achieve success, it is possible that these games could divert players of our other games without growing our overall user base, which could harm operating results.

Although it is important to our future success that we develop new games that become popular with players, it is possible that these games could cause players to reduce their playing time and purchase of virtual items in our existing games. We plan to cross-promote our new games in our other games, which could encourage players of existing games to divert some of their playing time and spend on existing games. If new games do not grow our player base or generate sufficient new bookings to offset any declines from our other games, our bookings and revenue could be adversely affected.

We derive a material portion of our revenues from advertisements and offers that are incorporated into our free-to-play games through relationships with third parties. If we lose the ability to provide these advertisements and offers for any reason, or if any events occur that negatively impact the revenues we receive from these sources, it would negatively impact our operating results.

We derive revenues from our free-to-play games though in-app purchases, advertisements and offers. We incorporate advertisements and offers into our games by implementing third parties’ software development kits and we have direct relationships with third parties regarding advertising. We rely on these third parties to continue our advertising relationships. If direct advertising relationships change or we exhaust the available inventory of these third parties, it will negatively impact our revenues. If our relationship with any of these third parties terminates for any reason, or if the commercial terms of our relationships do not continue to be renewed on favorable terms, we would need to locate and implement other third-party solutions, which could negatively impact our revenues, at least in the short term. Furthermore, the revenues that we derive from advertisements and offers is subject to seasonality, as companies’ advertising budgets are generally highest during the fourth quarter and decline significantly in the first quarter of the following year, which negatively impacts our revenues in the first quarter (and conversely significantly increases our marketing expenses in the fourth quarter).

Our revenue, bookings and operating margins may decline.

The industry in which we operate is highly competitive and rapidly changing, and relies heavily on successful new product launches and compelling content, products and services. As such, if we fail to deliver such content, products and services, do not execute our strategy successfully or if our new content launches are delayed, our revenue, bookings and audience numbers may decline, and our operating results will suffer. In addition, we believe that our operating margin will continue to experience downward pressure as a result of increasing competition. We expect to continue to expend substantial financial and other resources on game development, including mobile games, our technology stack, game engines, game technology and tools and international expansion. Our operating costs will increase and our operating margins may decline if we do not effectively manage costs, launch new products on schedule that monetize successfully and enhance our franchise games so that these games continue to monetize successfully. In addition, weak economic conditions or other factors could cause our business to contract, requiring us to implement significant additional cost cutting measures, including a decrease in research and development, which could harm our long-term prospects.

If we fail to effectively manage our human resources, our business may suffer.

Our ability to compete and grow depends in large part on the efforts and talents of our employees and executives. Our success depends in a large part upon the continued service of our senior management team. We do not maintain key-man insurance for our senior management team. The loss of any of the members of senior management could harm our business.

In addition, our ability to execute our strategy depends on our continued ability to identify, hire, develop motivate and retain highly skilled employees, particularly game designers, product managers and engineers. These employees are in high demand, and we devote significant resources to identifying, recruiting, hiring, training, successfully integrating and retaining them. Any significant turnover in our headcount will place significant demands on our management and our operational, financial and technological infrastructure.

If the use of mobile devices as game platforms and the proliferation of mobile devices generally do not increase, our business could be adversely affected.

The number of people using mobile Internet-enabled devices has increased dramatically in the past few years and we expect that this trend will continue. However, the mobile market, particularly the market for mobile games is still emerging and it may not grow as we anticipate. Our future success is substantially dependent upon the continued growth of the market for mobile games. The mobile market may not continue to grow at historic rates and consumers may not continue to use mobile-Internet enabled devices as a platform for games. In addition, we do not currently offer our games on all mobile devices. If the mobile devices on which our games are available decline in popularity we could experience a decline in bookings and revenue. Any decline in the growth of the mobile market or in the use of mobile devices for games could harm our business.

We have a new business model and a short operating history, which make it difficult to evaluate our prospects and future financial results and may increase the risk that we will not be successful.

We incorporated in December 2013 and we have a short operating history and a new business model, which make it difficult to effectively assess our future prospects. Our business model is based on offering games that are free to play. To date, only a very small portion of our players pay for our products. We cannot assure that any of our efforts will be successful or result in the development or timely launch of additional products, or ultimately produce any material revenue.

Our existing and potential players may be attracted to competing forms of entertainment such as offline and traditional online games, television, movies and sports, as well as other entertainment options on the Internet.

Our players face a vast array of entertainment choices. Other forms of entertainment, such as offline, traditional online, personal computer and console games, television, movies, sports and the Internet, are much larger and more well-established markets and may be perceived by our players to offer greater variety, affordability, interactivity and enjoyment. These other forms of entertainment compete for the discretionary time and income of our players. If we are unable to sustain sufficient interest in our games in comparison to other forms of entertainment, including new forms of entertainment, our business model may no longer be viable.

Competition in our industry is intense and there are low barriers to entry.

Our industry is highly competitive and we expect more companies to enter the sector and a wider range of mobile games to be introduced. Our competitors that develop games for networks, on both web and mobile, vary in size and include companies such as Zynga, Inc., DeNA Co. Ltd. (Japan), Electronic Arts Inc., Gameloft SA, GREE International, Inc., Glu Mobile Inc., King.com Inc., Activision, Rovio Mobile Ltd., Supercell Inc., GungHo Online Entertainment, Inc., Kabam and The Walt Disney Company.

Some of these current and potential competitors have significant resources for developing or acquiring additional games, may be able to incorporate their own strong brands and assets into their games, have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact our industry. In addition, we have relatively limited experience in developing games for mobile and other platforms and our ability to succeed on those platforms is uncertain. We expect new game competitors to enter the market and existing competitors to allocate more resources to develop and market competing games and applications.

As there are relatively low barriers to entry to develop a mobile game, we expect new game competitors to enter the market and existing competitors to allocate more resources to develop and market competing games and applications. We also compete or will compete with a vast number of small companies and individuals who are able to create and launch games and other content for devices and platforms using relatively limited resources and with relatively limited start-up time or expertise. The proliferation of titles in these open developer channels makes it difficult for us to differentiate ourselves from other developers and to compete for players without substantially increasing our marketing expenses and development costs. Increasing competition could result in loss of players, loss of talent or loss of our ability to acquire new players in a cost-effective manner, all of which could harm our business.

Our revenue may be harmed by the proliferation of “cheating” programs and scam offers that seek to exploit our games and players affects the game-playing experience and may lead players to stop playing our games.

Unrelated third parties have developed, and may continue to develop, “cheating” programs that enable players to exploit vulnerabilities in our games, play them in an automated way or obtain unfair advantages over other players who do play fairly. These programs harm the experience of players who play fairly, may disrupt the virtual economies of our games and may reduce the demand for virtual items. In addition, unrelated third parties attempt to scam our players with fake offers for virtual goods or other game benefits. While we attempt to discover and disable these programs and activities, and if we are unable to do so quickly our operations may be disrupted, our reputation damaged and players may stop playing our games. This may lead to lost revenue from paying players, increased cost of developing technological measures to combat these programs and activities, legal claims relating to the diminution in value of our virtual currency and goods, and increased customer service costs needed to respond to dissatisfied players.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business and operating results.

We regard the protection of our trade secrets, copyrights, trademarks, service marks, trade dress, domain names, patents, and other product rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We pursue the registration of our copyrights, trademarks, service marks, domain names, and patents in the United States and in certain locations outside the United States. This process can be expensive and time-consuming, may not always be successful depending on local laws or other circumstances, and we also may choose not pursue registrations in every location depending on the nature of the project to which the intellectual property rights pertain. We may, over time, increase our investments in protecting our creative works through increased copyright filings and our brands through increased trademark and other filings. Likewise, we may, over time, increase our investment in protecting our innovations through increased patent filings that are expensive and time-consuming and may not result in issued patents that can be effectively enforced. The Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was adopted in September 2011. The Leahy-Smith Act includes a number of significant changes to United States patent law, including provisions that affect the way patent applications will be prosecuted, which could be detrimental to investors, and may also affect patent litigation. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could harm our business.

Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity, or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed.

We may be involved in legal proceedings that may result in adverse outcomes.

We may be involved in claims, suits, government investigations, and proceedings arising in the ordinary course of our business, including actions with respect to intellectual property claims, privacy, data protection or law enforcement matters, tax matters, labor and employment claims, commercial claims, as well as stockholder derivative actions, class action lawsuits, and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of their outcomes, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, operating results, and financial condition.

Programming errors or flaws in our games could harm our reputation or decrease market acceptance of our games, which would harm our operating results.

Our games may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch, particularly as we launch new games and rapidly release new features to existing games under tight time constraints. We believe that if our players have a negative experience with our games, they may be less inclined to continue or resume playing our games or recommend our games to other potential players. Undetected programming errors, game vulnerabilities that may be exploited by cheating programs and other forms of misappropriation, game defects and data corruption can disrupt our operations, adversely affect the game experience of our players by allowing players to gain unfair advantage, misappropriate virtual goods, harm our reputation, cause our players to stop playing our games, divert our resources and delay market acceptance of our games, any of which could result in legal liability to us or harm our operating results.

Evolving regulations, industry standards and practices by platform providers concerning data privacy could prevent us from providing our games to our players, or require us to modify our games, thereby harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet and mobile platforms are under increased public scrutiny. The U.S. government, including the Federal Trade Commission, the Department of Commerce, U.S. Congress, and various State Attorneys General are continuing to review the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. There is also increased attention being given to the collection of data from minors. For instance, the Children’s Online Privacy Protection Act requires companies to obtain parental consent before collecting personal information from children under the age of 13. In addition, the European Union has just enacted reforms to its existing data protection legal framework – the EU General Data Protection Regulation (GDPR), which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies have also called for new regulation and changes in industry practices. For example, in February 2012, the California Attorney General announced a deal with Amazon, Apple, Google, Hewlett-Packard, Microsoft and Research in Motion to strengthen privacy protection for users that download third-party apps to smartphones and tablet devices. Additionally, in January 2014, the Federal Trade Commission announced a settlement with Apple related to in in-app purchases made by minors.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, information security, data protection, consumer protection and protection of minors and our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other player data, and we enable our players to share their personal information with each other and with third parties, including on the Internet and mobile platforms. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other player data on the Internet and mobile platforms, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We generally comply with industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties (including voluntary third-party certification bodies such as TRUSTe). We strive to comply with all applicable laws, policies, legal obligations and certain industry codes of conduct relating to privacy and data protection, to the extent reasonably attainable. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. It is also possible that new laws, policies, legal obligations or industry codes of conduct may be passed, or existing laws, policies, legal obligations or industry codes of conduct may be interpreted in such a way that could prevent us from being able to offer services to citizens of a certain jurisdiction or may make it more costly or difficult for us to do so. For example, if a country enacted legislation that required data of their citizens gathered by online services to be held within the country, we may not be able to comply with such legislation or compliance could be so difficult or costly that we chose not to stop offering services to citizens of that country. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to players or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our players to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as players, vendors or developers, violate applicable laws or our policies, such violations may also put our players’ information at risk and could in turn have an adverse effect on our business.

In this area many states have passed laws requiring notification to players when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Moreover, in the areas of privacy, information security, data protection, consumer protection and protection of minors, foreign laws and regulations are often more restrictive than those in the United States. In particular, the European Union and its member states traditionally have taken broader views as to types of data that are subject to data protection, and have imposed legal obligations on companies in this regard. Any failure on our part to comply with laws in these areas hacker may subject us to significant liabilities.

Our business is subject to a variety of other U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad, including state and Federal laws regarding consumer protection, electronic marketing, protection of minors, data protection, competition, taxation, intellectual property, export and national security, that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. There is a risk that these laws may be interpreted in a manner that is not consistent with our current practices, and could have an adverse effect on our business. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. We are potentially subject to a number of foreign and domestic laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. In addition, there are ongoing academic, political and regulatory discussions in the United States and other jurisdictions regarding whether social casino applications should be subject to a higher level or different type of regulation than other mobile game applications and, if so, what this regulation should include.

If we fail to anticipate or successfully develop new games for new technologies, platforms and devices, the quality, timeliness and competitiveness of our games could suffer.

The games industry is characterized by rapid technological changes that can be difficult to anticipate. New technologies, including distribution platforms and gaming devices, such as consoles, virtual and augmented reality, messenger applications, blockchain technology, connected TVs, or a combination of existing and new technologies, may force us to adapt our current game development processes or adopt new processes. If consumers shift their time to platforms other than the mobile platforms where our games are currently primarily distributed, the size of our audience could decline and our performance could be impacted. It may take significant time and resources to shift our focus to such technologies, platforms and devices, putting us at a competitive disadvantage. Alternatively, we may increase the resources employed in research and development to adapt to these new technologies, distribution platforms and devices, either to preserve our games or a game launch schedule or to keep up with our competition, which would increase our development expenses. We could also devote significant resources to developing games to work with such technologies, platforms or devices, and these new technologies, platforms or devices may not experience sustained, widespread consumer acceptance. The occurrence of any of these events could adversely affect the quality, timelines and competitiveness of our games, or cause us to incur significantly increased costs, which could harm our operation results.

Financial Risk Factors

Our share price has been and will likely continue to be volatile.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Between January 1, 2017 and April 27, 2018, the stock price of our common stock has ranged from $0.07 to $0.72. In addition to the factors discussed in these “Risk Factors,” factors that may cause volatility in our share price include:

•	changes in projected operational and financial results;

•	issuance of new or updated research or reports by securities analysts;

•	market rumors or press reports;

•	our announcement of significant transactions or product developments;

•	the use by investors or analysts of third-party data regarding our business that may not reflect our actual performance;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

•	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

It is possible that we will require additional capital to meet our financial obligations and support business growth, and this capital might not be available on acceptable terms or at all; new investors face possible future dilution

We intend to continue to make significant investments to support our business growth and will possibly require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when and if we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

Our shareholders may be adversely affected by our past history as a “shell company” making Rule 144 unavailable for our securities except in certain circumstances.

Rule 144 under the Securities Act of 1933, as amended, provides a safe harbor under which holders of restricted securities and affiliates of an issuer may resell their securities into the public market. However, Rule 144 is unavailable for securities of former shell companies until, among other things, twelve months have elapsed since the former “shell company” has filed “Form 10 information” with the Securities and Exchange Commission.

We are deemed a shell company under Rule 144 as a result of our Share Exchange Agreement with Tapinator, Inc., the successor to Evolution Resources, Inc., on June 16, 2014. Evolution Resources was formerly known as BBN Global Consulting, Inc. BBN Global Consulting was marked as a shell company according to its (i) Form 10-Q’s for the fiscal quarters ended April 30, 2008 and January 31, 2009 and (ii) Form 10-K for the year ended October 31, 2008 filed with the Securities and Exchange Commission on June 12, 2008, March 3, 2009 and January 28, 2009, respectively. As a result, Rule 144 shall not be available to permit our shareholders to resell their securities until twelve months from the filing of this registration statement assuming we are able to be granted effectiveness by the SEC and remain current with our periodic filings under the Securities Exchange Act of 1934, as amended. No assurance can be provided that we will again become eligible for resale under Rule 144.

The unavailability of the Rule 144 resale exemption for our securities may adversely affect our ability to raise additional financing on a private placement basis, and may adversely affect the ability of our shareholders to resell their securities into the public market, all of which could have a material adverse effect on us and our shareholders.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the “OTC”. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the SEC. The term “penny stock” is defined in Exchange Act Rule 3a51-1 as, among other things, as having a price of less than $5.00 per share as set forth in Exchange Act Rule 3a51-(1)(d). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market.

The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will in all likelihood find it difficult to sell their securities.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market (as a result of Sarbanes-Oxley), require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide digital asset related services or that accept digital assets as payment, including financial institutions of investors in our securities.

A number of companies that provide blockchain, Ethereum and/or other digital asset related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with crypto-assets may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. We also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide blockchain, Ethereum and/or other digital asset related services have and may continue to have in finding banks and financial institutions willing to provide them services may be decrease the usefulness of crypto-collectibles as a digital asset and harm public their public perception in the future. Similarly, the usefulness of crypto-assets as a payment method and the public perception of crypto-assets could be damaged if banks or financial institutions were to close the accounts of businesses providing blockchain, Ethereum and/or other digital asset related services.  This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and commodities exchanges, the over the counter market and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could result in the inability of our investors to open or maintain stock or commodities accounts, including the ability to deposit, maintain or trade our securities. Such factors could have a material adverse effect our ability to pursue this business segment at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

Since there has been limited precedence set for financial accounting of Ethereum and other digital assets, it is unclear how we will be required to account for digital assets transactions in the future.

Since there has been limited precedence set for the financial accounting of digital assets, it is unclear how we will be required to account for digital asset transactions or assets. Furthermore, a change in regulatory or financial accounting standards could result in the necessity to restate our financial statements. Such a restatement could negatively impact our business, prospects, financial condition and results of operation. Such circumstances could have a material adverse effect on our ability to pursue this business segment at all, which could have a material adverse effect on our business, prospects or operations.

Our common stock price may be volatile due to third-party data regarding our games.

Third parties, such as AppAnnie publish daily data about us and other mobile game companies with respect to DAUs and MAUs, monthly revenue, time spent per user and other information concerning mobile game usage. These metrics can be volatile, particularly for specific games, and in many cases do not accurately reflect the actual levels of usage of our games across all platforms and may not correlate to our bookings or revenue from the sale of virtual goods. There is a possibility that third parties could change their methodologies for calculating these metrics in the future. To the extent that securities analysts or investors base their views of our business or prospects on such third-party data, the price of our common stock may be volatile and may not reflect the performance of our business.

If securities or industry analysts do not publish research about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock, to some extent, may at some point depend on the research and reports that securities or industry analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts elect to cover us downgrade our shares or lower their opinion of our shares, our share price would likely decline. If one or more of these analysts elect to cover us and subsequently cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Future sales or potential sales of our common stock in the public market could cause our share price to decline.

If the existing holders of our common stock particularly our directors and officers, sell a large number of shares, they could adversely affect the market price for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline.

If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

If we are unable to maintain adequate internal controls for financial reporting in the future, investor confidence in the accuracy of our financial reports may be impacted or the market price of our common stock could be negatively impacted.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

No securities regulatory agencies have reviewed the Companies publicly available filings.

Prior to the filing of this registration statement, neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities regulatory agency has reviewed or passed upon the accuracy or adequacy of the Company’s past filings public filings, including our past filings with OTC Markets. Accordingly, prospective investors will not enjoy the benefits or security, if any, that may be derived from the registration or qualification process with respect to the accuracy or adequacy of the disclosures contained in the Company’s past public filings.

Prospective investors need to conduct an independent investment analysis and due diligence review.

No independent legal, accounting or business advisors have been appointed to represent the interests of prospective investors in the Company. Neither the Company nor any of its officers, directors, employees or agents makes any representation or expresses any opinion with respect to the merits of an investment in the shares of the Company, including, without limitation, the proposed value of the Company or the shares. Each prospective investor is therefore encouraged to engage independent accountants, appraisers, attorneys and other advisors to (i) conduct such due diligence review as such prospective investor may deem necessary and advisable, and (ii) provide such opinions with respect to the merits of an investment in the Company and applicable risk factors as such prospective investor may deem necessary and advisable. The Company will cooperate fully with any prospective investor who desires to conduct such an independent analysis, so long as the Company determines, in its sole discretion, that such cooperation is not unduly burdensome.

Prospective investors need to review individual tax consequences of an investment in the Company.

An investment in the Company will have certain tax consequences that will be unique to each investor, depending upon his/her/its personal tax situation, his/her/its nationality and/or place of domicile, and other unique personal circumstances. The Company cannot and does not make any representations or assurances as to individual tax consequences. Investors are encouraged to consult with their own tax advisors in connection with any investment decision with respect to the shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements reflecting our current expectations that involve risks and uncertainties.  These forward-looking statements include, but are not limited to, statements related to industry prospects, our future economic performance including anticipated revenues and expenditures, results of operations or financial position, and other financial items, our business plans and objectives, including our growth strategies and intended product releases, and may include certain assumptions that underlie the forward-looking statements. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties and assumptions, including those described in “Risk Factors” beginning on page 3 of this prospectus. Moreover, we operate in a very competitive and rapidly changing environment and industry. New risks may also emerge from time to time. It is not possible for our management to predict all of the risks related to our business and operations, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated, predicted or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur, and reported results should not be considered as an indication of future performance.  Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Except as required by law, we undertake no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise price of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock currently trades on OTC Markets under the symbol “TAPM.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by the OTC Markets. The quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

	Fiscal Year 2018
	High	Low
First Quarter	$0.720	$0.120

	Fiscal Year 2017
	High	Low
First Quarter	$0.182	$0.086
Second Quarter	$0.140	$0.080
Third Quarter	$0.145	$0.071
Fourth Quarter	$0.242	$0.080

	Fiscal Year 2016
	High	Low
First Quarter	$0.340	$0.210
Second Quarter	$0.271	$0.171
Third Quarter	$0.310	$0.180
Fourth Quarter	$0.220	$0.150

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future, but intend to retain our capital resources for reinvestment in our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes thereto that are included in this prospectus. In addition to historical information, the following discussion and analysis includes forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.” See “Special Note Regarding Forward-Looking Statements.”

Overview

This overview provides a high-level discussion of our operating results and some of the trends that affect our business. We believe that an understanding of these trends is important to understand our financial results for the years ended December 31, 2017 and 2016. This summary is not intended to be exhaustive, nor is it intended to be a substitute for the detailed discussion and analysis provided elsewhere in this report, including our audited consolidated financial statements and accompanying notes.

Tapinator develops and publishes mobile games and applications on the iOS, Google Play, Amazon and Ethereum platforms. Tapinator's portfolio includes over 300 active mobile gaming titles that, collectively, have achieved over 450 million player downloads, including notable games such as ROCKY™, Video Poker Classic, Solitaire Dash and Dice Mage. Tapinator generates revenues through the sale of branded advertising and via consumer transactions, including in-app purchases.

The Company currently develops two types of mobile games. Tapinator’s Rapid-Launch Games are developed and published in significant quantity. These are titles that are built economically and rapidly based on a series of internally developed, expandable and re-useable game engines. These games are currently published under the Tapinator, Tap2Play, and TapSim Game Studio brands. The Company’s Full-Featured Games are unique products with high production values and high revenue potential, developed and published selectively based on both original and licensed IP. These titles require significant development investment and have, in the opinion of management, the potential to become well-known and long-lasting, successful mobile game franchises. These games are currently published exclusively under the Tapinator brand.

Rapid-Launch Mobile Games: We define a Rapid-Launch Game as a product that is built on top of one of our internally developed Rapid-Launch Game engines. To date, we have developed engines (and launched more than 300 Rapid-Launch titles) within the following game genres: parking, driving, stunts, shooters, fighting, animal sims, career sims and racing. For example, we have created a proprietary parking simulation engine and have used this to launch car, truck, limousine, ambulance, and other types of vehicle parking simulation games. These games are monetized primarily through branded advertisements which are typically sold via third-party advertising networks and trafficked via third-party ad mediation software installed within the games. These games are marketed primarily through cross-promotion within our existing Rapid-Launch Game network and via various app store optimization (“ASO”) strategies.

Full-Featured Mobile Games: We define a Full-Featured Game as a product that is designed and engineered on a completely custom basis (i.e. not based on an existing game engine), and one that contains unique components of gameplay, systems, themes, IP or some combination thereof. Full-Featured Games require significant development investment and have, in the opinion of management, the potential to become well-known and long-lasting successful mobile game franchises. To date, the Company has developed and/or published approximately 15 Full-Featured Games including notable titles such as: ROCKY™, Video Poker Classic, Solitaire Dash and Dice Mage. Eleven of these games have been editorially featured as “Best New Games” or “New Games We Love” by Apple on the iOS platform, and a subset of these games have also been editorially featured by the Google Play and Amazon App Stores. These games are marketed primarily through app store feature placement and through paid marketing channels in cases where the Company calculates that a game’s average player Lifetime Value (“LTV”) exceeds that of the game’s average player acquisition cost. Full-Featured Games are monetized primarily via consumer app store transactions.

Blockchain Games: In December 2017, the Company formed a new subsidiary, Revolution Blockchain, LLC, to develop, publish and invest in decentralized games and applications (“DAPPS”) that leverage the Ethereum blockchain platform. The Company’s first two products from this subsidiary are currently under development and are both expected to be released into live beta on the web by the second quarter of 2018. These products include BitPainting, a digital platform for collecting iconic art on the blockchain, and Dark Winds, an online multiplayer collectable game with a pirate adventure theme, where Ethereum powers the ability to collect and battle with limited edition cards. Each of these products will leverage blockchain technology for both payment (i.e. the purchase & sale of virtual assets) and the storage of these assets via non-fungible tokens (“NFTs”) that live on the blockchain. These games will initially be launched on the web and may later be optimized for mobile devices or launched as standalone mobile applications.

Strategy

In early 2017, we announced a strategic shift to focus more of our investment and management resources into our Full-Featured Games business. We believe the potential size, quality and sustainability of revenues and earnings from the Full-Featured Games business is significantly greater than that of our existing Rapid-Launch Games business. Our goal in terms of our Full-Featured Games is to create franchise-type titles that have product lifespans of at least five to ten years. In order to accomplish this, we believe that we need to achieve player LTVs that exceeds player acquisition cost, at scale. To date, the Company has been able to achieve this, at certain player volumes, for two products: “Video Poker Classic” and “Solitaire Dash.”

In late 2017, we recognized the development of a new and potentially important market developing around blockchain based games and applications. According to a Statista 2017 report, the worldwide blockchain technology market is expected to grow from $210mm in 2016 to $2.3 billion in 2021 (https://www.statista.com/statistics/647231/worldwide-blockchain-technology-market-size/). We believe blockchain technology could have a major long term impact on Tapinator’s core business of mobile gaming. One early example a highly successful DAPP within the gaming space is CryptoKitties, a crypto-collectible game that pioneered the use of the non-fungible ERC-721 token. According to the VentureBeat, the game has recorded more than $40 million in consumer transactions in the first five months of the game’s life, beginning with its November, 2017 release (https://venturebeat.com/2018/03/08/cryptokitties-blockchain-based-collectible-hit-debuts-in-china/). Most recently, CrytpoKitties announced that they raised $12.0 million in venture funding from prominent venture capitalists including Andreessen Horowitz and Union Square Ventures (https://venturebeat.com/2018/03/20/cryptokitties-blockchain-sensation-raises-12-million/).

While there can be no guaranty that our DAPP projects will achieve these or any levels of success, based on our management team’s experience in building applications and games on various digital platforms including Facebook, iOS, Google Play and Amazon, we believe we are highly qualified to develop games and applications on leading blockchain platforms such as the Ethereum network. Based on our experience, we also understand the importance of entering these new platform ecosystems early and aggressively in order to establish market leadership. Lastly, we believe there may be opportunities to enhance and extend certain of our mobile gaming assets utilizing blockchain technology.

Current Outlook

As demonstrated by our strategic shift, we believe and are confident in our ability to continue to drive strong year-over-year growth in key operating and financial metrics within our Full-Featured Games business. This growth is expected to be derived from a combination of existing franchises such as Video Poker Classic and Solitaire Dash, and titles that we plan to this year including but not limited to Fusion Heroes, Divide & Conquer and Dice Mage Online.

In our Rapid-Launch Games business, while we experienced significant declines in 2017, we believe this portfolio has since stabilized, and we are now forecasting flat performance to the resumption of modest growth in 2018. We are pleased by the performance of certain recent Rapid-Launch Game launches such as Sea Dragon Simulator and Virtual Mom: Happy Family 3D.

In terms of our recent entry into the Blockchain Games market, given the current small size and nascent state of this market, we do not currently expect our initial games within this area to have a material impact on 2018 revenues.

Key Metrics

We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.

Key Operating Metrics

We manage our business by tracking various non-financial operating metrics that give us insight into user behavior in our games. The three metrics that we use most frequently are Daily Active Users (“DAUs”), Monthly Active Users (“MAUs”) and Average Bookings Per User (“ABPU”).

Daily Active Users – DAUs. We define DAUs as the number of individuals who played a particular smartphone game on a particular day. An individual who plays two different games on the same day is counted as two active users for that day when we aggregate DAU across games. In addition, an individual who plays the same game on two different devices during the same day (e.g., an iPhone and an iPad) is also counted as two active users for each such day when we average or aggregate DAU over time. Average DAU for a particular period is the average of the DAUs for each day during that period. We use DAU as a measure of player engagement with the titles that our players have downloaded.

Monthly Active Users – MAUs. We define MAUs as the number of individuals who played a particular smartphone game in the month for which we are calculating the metric. An individual who plays two different games in the same month is counted as two active users for that month when we aggregate MAU across games. In addition, an individual who plays the same game on two different devices during the same month (e.g., an iPhone and an iPad) is also counted as two active users for each such month when we average or aggregate MAU over time. Average MAU for a particular period is the average of the MAUs for each month during that period. We use the ratio between DAU and MAU as a measure of player retention.

Average Bookings Per User – ABPUs. We define ABPU as our total bookings in a given period, divided by the number of days in that period, divided by, the average DAUs during the period. We believe that ABPU provides useful information to investors and others in understanding and evaluating our results in the same manner as our management and board of directors. We use ABPU as a measure of overall monetization across all of our players through the sale of virtual goods and advertising.

Key Financial Metrics

Bookings. Bookings is a non-GAAP financial measure that is equal to revenue recognized during the period plus the change in deferred revenue during the period. We record the sale of virtual goods as deferred revenue and then recognize that revenue over the estimated average life of the purchased virtual goods or as the virtual goods are consumed. Bookings, as opposed to revenue, is the fundamental top-line metric we use to manage our business, as we believe it is a useful indicator of the sales activity in a given period. Over the long term, the factors impacting our bookings and revenue are the same. However, in the short term, there are factors that may cause revenue to exceed or be less than bookings in any period.

We use bookings to evaluate the results of our operations, generate future operating plans and assess the performance of our company. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for revenue recognized in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate bookings differently or not at all, which reduces its usefulness as a comparative measure.

Trends in Key Operating Metrics

	Year Ended December 31,
	2017	2016
All Games	(In thousands)

Average DAUs	728	959

Average MAUs	12,618	16,531

ABPU	0.01	0.01

The decrease in average DAU and MAU for the year ended December 31, 2017 as compared to the year ended December 31, 2016 was primarily related to a significant, but temporary, strengthening of our Rapid-Launch Games business that we experienced in the second and third quarters of 2016, but that has not since been sustained. This strengthening occurred across our entire Rapid-Launch Games portfolio.

The ABPU remained unchanged for the year ended December 31, 2017 as compared to the year ended December 31, 2016.

	Year Ended December 31,
	2017	2016
Full-Featured Games	(In thousands)

Average DAUs	30	17

Average MAUs	324	194

ABPU	0.12	0.07

The increase in average DAU and MAU for the year ended December 31, 2017 as compared to the year ended December 31, 2016 was primarily related to the successful Full-Featured Game launches of Dice Mage 2 and Big Sport Fishing 2017 in 2017.

The increase in our Full-Featured Games’ ABPU for the year ended December 31, 2017 as compared to the year ended December 31, 2016 was primarily related to strong player monetization performance achieved within our Dice Mage 2, Video Poker Classic and Solitaire Dash games.

	Year Ended December 31,
	2017	2016
Rapid-Launch Games	(In thousands)

Average DAUs	699	942

Average MAUs	12,293	16,337

ABPU	0.01	0.01

The decrease in average DAU and MAU for the year ended December 31, 2017 as compared to the year ended December 31, 2016 was primarily related to a significant, but temporary, strengthening of our Rapid-Launch Games business that we experienced in the second and third quarters of 2016, but that has not since been sustained. This strengthening occurred across our entire Rapid-Launch Games portfolio.

The ABPU within our Rapid-Launch Games remained unchanged for the year ended December 31, 2017 as compared to the year ended December 31, 2016 driven by an increase in advertising prices (“CPM’s” or “Cost Per Thousand Impressions”) but offset by a reduction in player engagement (impressions per DAU) during the relative periods.

Trends in Key Non-GAAP Financial Metrics

We have provided in this release the non-GAAP financial measures of Bookings and adjusted EBITDA, as a supplement to the consolidated financial statements, which are prepared in accordance with United States generally accepted accounting principles ("GAAP"). Management uses Bookings and adjusted EBITDA internally in analyzing our financial results to assess operational performance and liquidity. The presentation of Bookings and adjusted EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to Bookings and adjusted EBITDA in assessing our performance and when planning, forecasting and analyzing future periods. We believe Bookings and adjusted EBITDA is useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical Bookings and adjusted EBITDA to the most directly comparable GAAP financial measures below.

Bookings Results

Bookings for the year ended December 31, 2017 was $3.50 million, an 8% decrease compared to the year ended December 31, 2016, in which we reported bookings of $3.82 million. The decrease was caused by a 34% bookings decrease in our Rapid Launch Games business, which was partially offset by a 198% increase in our Full-Featured Games business.

	Year Ended
	December 31, 2017	December 31, 2016
Bookings by Game Type (In thousands)
Full-Featured	$1,280	$430
Rapid-Launch	2,219	3,387
Total	$3,499	$3,817

Our Full-Featured Games’ bookings increased $850 thousand, or 197%, from $430 thousand for the year ended December 31, 2016 to $1.28 million for the year ended December 31, 2017. The increase in Full-Featured bookings is attributable primarily to growth in player engagement and monetization within Video Poker Classic and the successful global launches of Solitaire Dash, Dice Mage 2 and Big Sport Fishing 2017 between the comparable periods.

Our Rapid-Launch Games’ bookings decreased $1.17 million, or 34%, from $3.39 million for the year ended December 31, 2016 to $2.22 million for the year ended December 31, 2017. The decrease in bookings is attributable primarily to a decrease in DAUs across our Rapid-Launch Games portfolio.

The following table presents a reconciliation of bookings to revenue for each of the periods presented (in thousands):

	Year Ended
	December 31, 2017	December 31, 2016

Bookings (In thousands)	$3,499	$3,817
Change in deferred revenue	(358)	(85)
Revenue	$3,141	$3,732

Limitations of Bookings

●	Bookings does not reflect that we defer and recognize certain mobile game revenue over the estimated life of durable virtual goods; and
●	other companies, including companies in our industry, may calculate bookings differently or not at all, which reduces their usefulness as a comparative measure.

Because of these limitations, you should consider bookings along with other financial performance measures, including revenue, net income (loss) and our other financial results presented in accordance with U.S. GAAP.

Adjusted EBITDA Results

Our adjusted EBITDA decreased $621 thousand, from $871 thousand for the year Ended December 31, 2016 to $250 thousand for the year ended December 31, 2017. The decrease in adjusted EBITDA is primarily due to increases in net loss, amortization of debt discount, impairment of capitalized software, stock-based compensation, interest expense and loss on extinguishment, all of which were partially offset by decreases in amortization of capitalized software development and depreciation and amortization of other assets in the comparable period in 2016.

	Year Ended
	December 31, 2017	December 31, 2016
Reconciliation of Net Income (Loss) to Adjusted EBITDA: (In thousands)

Net Income (loss)	$(3,690)	$(2,347)
Interest expense, net	534	452
Income taxes	9	7
Impairment of capitalized software	256	0
Amortization of capitalized software development	710	767
Depreciation and amortization of other assets	22	50
Amortization of debt discount	1,404	1,106
Loss On Extinguishment	830	771
Stock-based expense	174	65
Adjusted EBITDA	$249	$871

Limitations of Adjusted EBITDA

●

Adjusted EBITDA does not include the impact of stock-based expense, impairment of intangible assets previously acquired, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

●	Adjusted EBITDA does not reflect income tax expense;
●	Adjusted EBITDA does not include other income or expense, which includes foreign exchange gains and losses and interest income or expense;
●

Adjusted EBITDA excludes depreciation and amortization of intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

●	Other companies, including companies in our industry, may calculate adjusted EBITDA differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA along with other financial performance measures, including revenue, net income (loss), diluted net income (loss) per share, cash flow from operations, GAAP operating expense, GAAP operating margin and our other financial results presented in accordance with GAAP.

Results of Operations

The following sections discuss and analyze the changes in the significant line items in our statements of operations for the comparison periods identified.

Comparison of the Years Ended December 31, 2017 and 2016

Revenue

	Year Ended December 31,
	2017	2016
Revenue by Type	(In thousands)
Consumer App Store Transactions	$1,337	$738
Advertising / Other	1,804	2,994
Total	$3,141	$3,732

Our revenue decreased $591 thousand, or 16%, from $3.73 million for the year ended December 31, 2016 to $3.14 million for the year ended December 31, 2017. The decrease in revenue is attributable primarily to a decrease in advertising related bookings within our Rapid-Launch Games business, which was partially offset by an increase in consumer app store transaction related bookings within our Full-Featured Games business.

	Year Ended December 31,
	2017	2016
Revenue by Game Type	(In thousands)
Full-Featured	$920	$351
Rapid-Launch	2,221	3,381
Total	$3,141	$3,732

Our Full-Featured Games’ revenue increased $569 thousand, or 162%, from $351 thousand for the year ended December 31, 2016 to $920 thousand for the year ended December 31, 2017. The increase in Full-Featured revenue is attributable primarily to growth in player engagement and monetization within Video Poker Classic, and the global launches of Solitaire Dash and Dice Mage 2 between the comparable periods.

Our Rapid-Launch Games’ revenue decreased $1.16 million, or 34%, from $3.38 million for the year ended December 31, 2016 to $2.22 million for the year ended December 31, 2017. The decrease in revenue is attributable primarily to a decrease in advertising related bookings, stemming from a decrease in DAUs across our Rapid-Launch Games portfolio.

Cost of Revenue

	Year Ended December 31,
	2017	2016
	(In thousands)
Platform Fees	$933	$1,114
Licensing + Royalties	91	44
Hosting	10	10
Total Cost of Revenue	$1,034	$1,168
Revenue	3,141	3,732
Gross Margin	67%	69%

Our cost of revenue decreased $134 thousand, or 11%, from $1.17 million in the year ended December 31, 2016 to $1.04 million in the year ended December 31, 2017. This decrease was primarily due to a corresponding decrease in revenue during the same periods. Our Gross Margin decreased by two hundred basis points from 69% during the year ended December 31, 2016 to 67% during the year ended December 31, 2017. This decrease was primarily due to an increase in Licensing and Royalties payments made during the respective periods, corresponding to our 2017 Full-Featured Game launches.

Research and Development Expenses

	Year Ended December 31,
	2017	2016
	(In thousands)
Research and development	$141	$81
Percentage of revenue	4%	2%

Our research and development expenses increased $60 thousand, or 74%, from $81 thousand in the year ended December 31, 2016 to $141 thousand in the year ended December 31, 2017. The increase in research and development costs was primarily due to an increase in revenue share associated with our Rapid-Launch Games released in 2017.

Marketing Expenses

	Year Ended December 31,
	2017	2016
	(In thousands)
Marketing and public relations	$518	$472
Percentage of revenue	16%	13%

Our marketing expenses increased $46 thousand, or 10%, from $472 thousand in the year ended December 31, 2016 to $518 thousand in the year ended December 31, 2017. The increase in 2017 was primarily due to higher corporate marketing expenditures which was offset by lower game related marketing expenses.

General and Administrative Expenses

	Year Ended December 31,
	2017	2016
	(In thousands)
General and administrative	$1,375	$1,204
Percentage of revenue	44%	32%

Our general and administrative expenses increased $171 thousand, or 14%, from $1.20 million in the year ended December 31, 2016 to $1.38 million in the year ended December 31, 2017. The increase in general and administrative expenses was primarily due to increases in personnel and related expenditures, professional fees, travel & related expenses and insurance premiums during the comparable periods, combined with a one-time early move-out incentive received from our previous landlord during the fourth quarter of 2016. We expect that our general and administrative expenses will increase for the foreseeable future as we continue to grow our business and incur additional expenses associated with being a publicly-traded company.

	Year Ended December 31,
	2017	2016
	(In thousands)
Amortization of capitalized software development	$710	$767
Percentage of revenue	23%	21%

Our amortization of capitalized software development decreased $57 thousand or 7% from $767 thousand in the year ended December 31, 2016 to $710 thousand in the year ended December 31, 2017. The decrease in amortization of capitalized software development was attributable to a decrease in development expenditures relating to our Rapid-Launch Games, which was partially offset by an increase in in development expenditures relating to our Full-Featured Games.

Liquidity and Capital Resources

General

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has reported cash and cash equivalents of $247 thousand, a working capital deficit of $1.34 million as of December 31, 2017 and a net loss of $3.69 million for the year ended December 31, 2017. Despite these metrics, however, based on the subsequent event financing activities described in Note 13 above, the Company does not currently anticipate that additional financing will be required within the next twelve months.

	Year Ended December 31,
	2017	2016
	(In thousands)
Cash flows (used in) provided by:
Operating activities	$275	$883
Investing activities	(822)	(1,195)
Financing activities	204	(585)
(Decrease) in cash and cash equivalents	$(343)	$(897)

Operating Activities

Our cash flow from operations varies significantly from quarter to quarter and from year to year, depending on our operating results and the timing of operating cash receipts and payments.

In the year ended December 31, 2017, net cash provided by operating activities was $275 thousand, which was primarily due to a $3.69 million net loss, a $124 thousand decrease in prepaid expenses, and a $1 thousand increase in accounts payable, accrued expenses and due to related parties. These amounts were offset by a $6 thousand decrease in accounts receivable, a $357 thousand increase in deferred revenue and adjustments for non-cash items, including stock-based compensation expense of $173 thousand, amortization of software development costs of $710 thousand, depreciation and amortization of other assets of $22 thousand, amortization of debt discount of $1.4 million, amortization of original issue discount of $341 thousand and a loss on extinguishment of $830 thousand.

In the year ended December 31, 2016, net cash provided by operating activities was $883 thousand, which was due to a net loss of $2.35 million, a $1 thousand increase in prepaid expenses, a $53 thousand decrease in accounts payable, accrued expenses and due to related parties. These amounts were offset by a $103 thousand increase in accounts receivable, and adjustments for non-cash items including amortization of software development costs of $767 thousand, depreciation and amortization of other assets of $50 thousand, amortization of debt discount of $1.11 million, and amortization of original issue discount of $270 thousand.

Investing Activities

Cash used in investing activities in the year ended December 31, 2017 was $822 thousand, which was primarily due to $818 thousand of capitalized software development costs related to the development of our mobile games and $4 thousand of purchase of property, plant and equipment during the period.

Cash used in investing activities in the year ended December 31, 2016 was $1.19 million, which was primarily due to $1.19 million of capitalized software development costs related to the development of our mobile games, $14 thousand of purchase of property, plant and equipment and $14 thousand of Investment write-off during the period.

Financing Activities

Cash provided by financing activities in the year ended December 31, 2017 was $204 thousand, which was primarily due to $350 thousand in proceeds received from the sales of common stock and $100 thousand proceeds from capital contribution from non-controlling interest, offset by a $234 thousand principal repayment of our Senior Secured Convertible Debenture and $13 thousand of financing costs, related to the 2017 Amended Agreement, incurred during the period.

Cash used by financing activities in the year ended December 31, 2016 was $585 thousand, which was due to a $560 thousand principal repayment of our Senior Secured Convertible Debenture and $25 thousand of financing costs, related to the 2016 Exchange Agreement, incurred during the period.

Contractual Obligations and Other Commercial Commitments

Smaller reporting companies are not required to provide the information required by this item.

Off-Balance Sheet Arrangements

For the year ended December 31, 2017 and 2016 we did not have any “off-balance sheet arrangements,” as defined in relevant Securities and Exchange Commission regulations that are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

History

Tapinator, is a Delaware company that was incorporated on December 9, 2013. On June 16, 2014, the Company executed a securities exchange agreement with the members of Tapinator LLC, a New York limited liability company, whereby the Company issued 36,700,000 shares of its common stock (representing 80% of its then common stock outstanding after giving effect to the transaction) to the members of Tapinator LLC in exchange for 100% of the outstanding membership interests of Tapinator LLC. The transaction resulted in a business combination and a change of control within its business purpose. Tapinator has been exclusively focused on mobile games since inception.

Overview

Tapinator develops and publishes mobile games and applications on the iOS, Google Play, Amazon and Ethereum platforms. Tapinator’s portfolio includes over 300 mobile gaming titles that, collectively, have achieved over 450 million player downloads, including games such as ROCKY™, Video Poker Classic, Solitaire Dash and Dice Mage. Tapinator generates revenues through the sale of branded advertisements and via consumer transactions, including in-app purchases. Founded in 2013, Tapinator is headquartered in New York, with product development teams located in the United States, Germany, Bulgaria, Pakistan, Indonesia, and Canada.

Mobile Gaming Market

The proliferation of easy-to-use touch-based smartphones and tablets has created a market with unique characteristics and explosive growth for mobile games. Portability enables playing wherever and whenever the user has spare time, and many games are specifically tailored to provide short play sessions for such occasions. Compared to PC and console games, the mobile games market has low barriers to entry. Whereas many successful PC and console games have budgets for production and marketing in the tens of millions and often take years to develop, mobile games can be created in a matter of weeks. Currently, there are approximately 800,000 mobile games in Apple’s App Store, and from December 2017 to January 2018 alone, there were approximately 3,000 new games added to the store. (Source: http://www.pocketgamer.biz/metrics/app-store/)

The mobile gaming market is a subset of the global app economy which will be worth $6.3 trillion by 2021, up from $1.3 trillion in 2016, according to a June 2017 report from app analytics firm App Annie. During that same time frame, the user base is expected to almost double from 3.4 billion people using apps to 6.3 billion, while the time spent in apps is forecast to grow to 3.5 trillion hours in 2021, up from 1.6 trillion in 2016. These figures represent more than just the revenue generated through app stores, the firm noted. It also took into account other forms of monetization, like in-app ads and mobile commerce.

Within the global app economy, Tapinator currently participates in the sub-sectors of 1) app store transactions relating to mobile games and 2) mobile in-app advertising. According to App Annie, the market for app store transactions relating to mobile games is expected to grow from $50 billion in 2016 to $105 billion in 2021, representing a CAGR of 16%. At the same time, according to the App Annie study, the mobile in-app advertising market is expected to nearly triple in size from $72 billion in 2016 to $201 billion in 2021, representing a CAGR of 23%.

Revenue Model

The mobile gaming industry today relies primarily on a revenue model known as “free-to-play” (“F2P”) or “freemium,” which means that the games are free to download and play. Unlike traditional console based video games which are sold for a fixed retail price, the revenues from F2P mobile games are generated through a combination of in-game purchases (wherein the user purchases additional premium content, functionality or in-game currency with which they can improve or extend the game experience), and advertisements served within the game.

In order for the F2P revenue model to be successful, it requires that a game has a large base of non-paying users and an adequately sized subset of recurring paying users. As a result, the tracking and optimization of measures such as MAUs (Monthly Active Users), DAUs (Daily Active Users), ABPU (Average Bookings Per User), Player Retention Rates, and Player LTVs (Life Time Values) are essential to the successful management of mobile games. Ongoing investments in marketing, product development, and live ops are therefore important to acquire, accumulate and maintain an audience of loyal, paying users.

Industry Value Chain

The components in the mobile gaming value chain from game development to player can be broken down into four distinct segments: developers, publishers, distributors and the owners of the IP. These functions are in some cases split up between different companies and in some cases some of the functions are performed by the same company.

Developers

Game developers are the creators of games, and it is often they who come up with the game concept, develop the history and characters behind the game, as well as technically write the code and develop the game. There are game development teams ranging from a few people to several hundred developers. There are both internal game development teams, where the publisher employs the game developers, as well as external game development teams who are independent of the publisher. It has also become increasingly common to outsource a growing number of content-creation functions to external studios. There are outsourcing studios that specialize in specific parts of the creative process, e.g. producing the artwork in a game. It is also quite common that the game development companies keep the core of production and creativity in the company and then outsource some of the more specific development to other companies with specific skills.

Publishers

The publisher’s role is to commercialize the game ideas and take overall responsibility for the product by partially or wholly funding its development, monitoring the development process, testing, adapting and controlling the quality and content of the game. Once the product is finalized, the publisher distributes and markets the game to distributors. Publishers can own the whole or parts of the development project, or alternatively, only act as publisher to a third party that owns the IP rights.

Distribution Platforms

Mobile games are primarily distributed via large application stores such as Google Play, Amazon and Apple App Store. According to App Annie, global app store downloads will grow from 111.2 billion in 2015 to 284.3 billion in 2020. Developers either approach application stores directly or via a publisher, if they are cooperating with one. The major distribution platforms offer a 70 per cent revenue share to developers for distributing their applications through their application stores.

IP Owners

Another important part in the gaming market’s value chain is the owner of the brand (the IP owner) upon which the game is based. The IP owner controls which game projects, based on their brand, are to be made. Who the IP owner is depends – it could either be a game development studio that has developed its own IP, a publisher which owns a portfolio of brands, or for example the copyright owner of a movie or book title on which a game is to be based.

Products

The Company currently develops two types of mobile games. Tapinator’s Rapid-Launch Games are developed and published in significant quantity. These are titles that are built economically and rapidly based on a series of internally developed, expandable and re-useable game engines. These games were historically published under the Tapinator brand but, beginning in March 2017, these games are now published exclusively under the Tap2Play and TapSim Game Studio brands. The Company’s Full-Featured Games are unique products with high production values and high revenue potential, developed and published selectively based on both original and licensed IP. These titles require significant development investment and have, in the opinion of management, the potential to become well-known and long-lasting, successful mobile game franchises. These games have historically been are currently published exclusively under the Tapinator brand.

Rapid-Launch Mobile Games

Tapinator’s Rapid-Launch Games are developed and published in significant quantity. These are titles that are built economically and rapidly based on a series of internally developed, expandable and reusable game engines. To date, these engines have been developed within the following game genres: parking, driving, stunts, animal sims, career sims, shooters and fighting. These games are monetized primarily through the sale of branded advertisements.

Figure 1: Rapid-Launch Games – genre & game examples

Historically, our Rapid-Launch games have been characterized by low cost and highly predictable returns. Since our formation, we have managed to accumulate a significant library of 300+ such games that we believe will continue to produce a long-tail of revenues over an expected 3+ yr. average useful life for each game. We typically do not use significant paid marketing to acquire new players for our Rapid-Launch games, but rather we achieve customer acquisition by relying extensively on app store optimization (“ASO”) and cross promotion within the sizeable network of 300+ Rapid-Launch Games that we currently operate.

Figure 2: Rapid-Launch Mobile Games – Historical Economics

Full-Featured Mobile Games

Tapinator’s Full-Featured Games are unique products with high production values and high revenue potential, developed and published selectively based on both original and licensed IP. These titles require significant development investment and have, in the opinion of our management, the potential to become well-known and long-lasting, successful mobile game franchises. These games are monetized primarily via consumer app store transactions.

As of March 31, 2018 we have developed and published 16 unique Full-Featured Games. Twelve of these games have been featured by Apple’s editors in the “Best New Games” or “New Games We Love” categories. Additionally, some of these games have also been featured by the Google Play and Amazon App Stores. We achieve customer acquisition for our Full-Featured Games by relying on app store featuring and via paid acquisition channels for those games in which we achieve player lifetime values (“LTV”) that exceed cost per mobile install (“CPI”).

Figure 3: Full-Featured Mobile Games - Active Library

Blockchain Games

In December 2017, the Company formed a new subsidiary, Revolution Blockchain, LLC, to develop, publish and invest in decentralized games and apps (“DApps”) that leverage the Ethereum blockchain platform. The first product from this subsidiary, “Darkwinds,” is an online multiplayer collectable game with a pirate adventure theme, where Ethereum powers the ability to collect and battle with limited edition cards. The game was developed by Mego Corp. and is currently in live beta and accessible at www.playdarkwinds.com. The Company’s second product from this subsidiary, “BitPainting,” is a digital platform for collecting and interacting with iconic art on the blockchain. The product is currently in development and is expected to launch in beta form during May, 2018 at www.BitPainting.com. Both products will leverage blockchain technology for both payment (i.e. the purchase & sale of virtual assets) and the storage of these assets via ERC-721 non-fungible tokens (“NFTs”) that live on the blockchain.

Figure 4: Blockchain Games in Development

Strategy

In early 2017, we announced a strategic shift to focus more of our investment and management resources into our Full-Featured Games business. We believe the potential size, quality and sustainability of revenues and earnings from the Full-Featured Games business is significantly greater than that of our existing Rapid-Launch Games business. Our goal in terms of our Full-Featured Games is to create franchise-type titles that have product lifespans of at least five to ten years. In order to accomplish this, we believe that we need to achieve player LTVs that exceeds player acquisition cost, at scale. To date, the Company has been able to achieve this, at certain player volumes, for two products: “Video Poker Classic” and “Solitaire Dash.”

In late 2017, we recognized the development of a potentially important new market developing around blockchain based games and applications. We believe blockchain technology could have a major long term impact on Tapinator’s core business of mobile gaming and that there may be opportunities to enhance and extend certain of our mobile gaming assets utilizing blockchain technology. One early example of a highly successful DApp within the gaming space is CryptoKitties, a crypto-collectible game that pioneered the use of the non-fungible ERC-721 token. According to the VentureBeat, the game has recorded more than $40 million in consumer transactions in the first five months of the game’s life, beginning with its November, 2017 release. Most recently, CrytpoKitties announced that they raised $12.0 million in venture funding from prominent venture capitalists including Andreessen Horowitz and Union Square Ventures. While there can be no guaranty that our DApp products will achieve these or any levels of success, based on our management team’s experience in building applications and games on various digital platforms including Facebook, iOS, Google Play and Amazon, we believe we are well qualified to develop games and applications on leading blockchain platforms such as the Ethereum network. Based on our experience, we also understand the importance of experimenting with new platform ecosystems early in their development in order to establish market leadership to the extent such ecosystems gain significant market adoption.

2018 Game Pipeline

The Company’s new game pipeline is updated regularly based on existing game performance, overall market dynamics, and specific opportunities developed by Tapinator’s team. The Company is currently developing approximately six new Rapid-Launch games per month based on its existing suite of game engines. With respect to its Full-Featured Games, in addition to certain titles that have not yet been announced, Tapinator has announced the following new Full-Featured games for 2018:

Fusion Heroes - a fast-paced RPG where players craft their own Mech and dominate in fierce Heads-Up combat! Build a mighty robo-hero to take on endless hordes of battle-droids with an arsenal cannons, missiles, lasers and more. From the wreckage of battle, scavenge and recruit an army of allies. Take on missions, find loot, and battle to victory. The game trailer for Fusion Heroes, which is expected to launch in May 2018, can be found at: https://youtu.be/8ZqcjZe1c4g.

Divide & Conquer - scheduled to be released globally in Q4, 2018, Divide & Conquer is a synchronous, multiplayer strategy game and is our most ambitious title to date. The game represents a unique combination of synchronous multiplayer battles and long-term progress via unit upgrades and unlocks. Players of similar skill levels (based on tiers) are placed on a map. They must capture territory and special structures as they grow their empire and eliminate opponents - all in real time. As a player succeeds in battle, the player earns resources. This bounty is then used to level up units and, eventually, unlock new units as the player moves up in tiers.

Dice Mage Online - scheduled to launch in Q4, 2018, magical dice dueling is back in this third title within the Dice Mage franchise! Battle other mages in this turn-based multiplayer card game. Summon monsters, conjure spells, and roll mystic dice! Collect cards, find and upgrade powerful loot to become the ultimate Dice Mage.

In addition to its Full-Featured Game pipeline, Tapinator has announced two Blockchain Games that will also be released in 2018:

Darkwinds – a pirate themed trading card game where players fight each other to become the great grandmaster of the seven seas. Players will uncover the legend of a powerful and cursed treasure chest that, when opened, spews an enormous anticyclone that lasts for months. The resulting upheaval annhiliates a portion of mankind and spawns all types of fantastic creatures. These creatures and other game elements are represented as unique trading cards. A differentiating feature of Darkwinds, as compared with other on-line or mobile card games, is that it runs on top of the Ethereum network. More specifically, all Darkwinds cards are non-fungible tokens or crypto-collectibles, a new standard for virtual objects where players have perpetual rights to trade and use their items both within and outside of the game’s ecosystem. The game was developed in conjunction with Mego Corp. and has been available in open beta since March 2018 at www.playdarkwinds.com. Final deployment of the game is scheduled for Q4 2018.

BitPainting - a new digital platform for collecting and interacting with iconic art on the blockchain. BitPainting allows art enthusiasts to collect, create editions, sell, and gift iconic virtual artwork on the blockchain. Art lovers can also browse artwork and explore the unique collections amassed by our community members. Each work of art on BitPainting is a non-fungible (ERC-721) token, which is stored on the Ethereum blockchain. We have built specialized smARTTM contracts which guarantee scarcity, ownership, and provenance. These smARTTM contracts allow owners of artworks to create Limited Editions of those works, enabling a form of limited, decentralized supply of virtual art. BitPainting is scheduled to launch in May 2018.

Competition

The mobile gaming industry is characterized by fierce competition, is growing rapidly, evolving constantly, and the possibility for innovative companies to succeed within it is significant. The mobile gaming industry is, in all respects, global and Tapinator has competitors around the world. Approximately two dozen public companies around the world have significant portions of their business in mobile gaming content creation including:

●	United States - Activision-Blizzard, Zynga, Glu Mobile, Tapinator, TakeTwo and EA;
●	Japan - DeNa, Gree, Nexon, and Gung-Ho in Japan;
●	Korea - Gamevil, Kakao, NetMarble and Com2Us;
●	China - Tencent, Netease, Boyaa, Forgame, GameOne Holdings, OurPalm, IGG, and ZQ Games; and
●	Europe – Rovio, G5 Entertainment, Gameloft, Ubisoft, Modern Tines Group, and Next Games.

Major privately held mobile gaming companies also include companies such as Niantic, Jam City and Scopely. Despite this seemingly large number of significant players in the market, there are a large number of smaller developers with one or two games and the market remains very fragmented. The competition for users’ time and spending is decided primarily through factors such as game quality, brand recognition, and marketing & distribution channel power. Having players in one game also opens up the possibility of cross-promotion, which has also shown to be very important. We believe that, while it is still early for the mobile gaming industry, the market has begun to show signs of maturing and we believe that significant consolidation is likely to occur over the next five years.

Suppliers

Tapinator’s game studios are organized by genre and consist primarily of independent contractors. Each studio focuses on a particular genre in Tapinator’s game portfolio as follows:

●	Hanover, Germany: Card & Casino
●	Vancouver, Canada: RPG
●	Lahore, Pakistan: Rapid-Launch Games
●	Sofia, Bulgaria: Blockchain Games
●	Seattle, United States: Multiplayer Strategy

Marketing

We acquire most of our players through unpaid channels. We have been able to build a large community of players through cross promotion, editorial featuring, the viral and sharing features provided by social networks, and app store optimization strategies.  We are committed to connecting with our players and we leverage various forms of social media, including Facebook, Twitter, YouTube, Instagram and Discord to communicate with them. We also use traditional advertising activities, primarily mobile advertising spending on Facebook, Apple and Google.

Intellectual Property

Tapinator owns trademarks for certain brands, namely the Company's own name ("Tapinator") and specific mobile games “Combo Quest,” "Video Poker VIP" and "Balance of the Shaolin". These trademarks are formally registered with the United States Patent & Trademark Office (USPTO). The remainder of the Company's brands qualify as unregistered trademarks as these marks are used in commerce within the Company's games in the mobile app stores.

The Company licenses certain intellectual property from third parties, namely the "ROCKY" brand and character likenesses, which are licensed from MGM, and the "ROCKY" soundtrack which is licensed from Sony/ATV Music Publishing.

Government Regulation

We are subject to various federal, state and international laws and regulations that affect companies conducting business on the Internet and mobile platforms, and working with virtual currencies and storing information on the blockchain including those relating to privacy, use and protection of player and employee personal information and data (including the collection of data from minors), the Internet, behavioral tracking, mobile applications, content, advertising and marketing activities (including sweepstakes, contests and giveaways), and anti-corruption. Additional laws in all of these areas are likely to be passed in the future, which could result in significant limitations on or changes to the ways in which we can collect, use, host, store or transmit the personal information and data of our customers or employees, communicate with our players, and deliver products and services, and may significantly increase our compliance costs. As our business expands to include new uses or collection of data that are subject to privacy or security regulations, our compliance requirements and costs will increase and we may be subject to increased regulatory scrutiny.

Some of our games and features are based upon traditional casino games, such as slots and poker. We have structured and operate these games and features with gambling laws in mind and believe that these games and features do not constitute gambling. Our games are offered for entertainment purposes only and do not offer an opportunity to win real money.

Employees

As of April 27, 2018, we had 4 full-time employees and 3 part-time employees. Additionally, we use consultants as needed to perform various specialized services. The Company relies extensively on third party consultants and vendors for certain development and marketing activities. None of our employees are represented under a collective bargaining agreement.

Properties

In August 2016, the Company entered into a lease for approximately 1,000 square feet of office space to house the Company’s New York headquarters which expires in December 2021. Future minimum payments under this lease for the fiscal years ending December 31, 2018, 2019, 2020 and 2021 are $57,737, $59,469, $61,253, $63,090 respectively.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as noted below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating result.

There are no material proceedings in which any of our directors, officers or affiliates or any registered or beneficial shareholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers and the members of our board of directors.

Name	Age	Position with the Company
Ilya Nikolayev	33	Chief Executive Officer, Chairman, Director
Andrew Merkatz	49	President, Chief Financial Officer, Director
Brian Chan	39	Vice President of Finance and Accounting, Secretary
Robert Crates	56	Director
Teymour Farman-Famaian	51	Director

Directors are elected by our stockholders and hold office until their successors are elected and qualified or until their earlier resignation or removal. Officers are appointed by our board of directors and serve at the discretion of the board of directors.

Biographical Information

Ilya Nikolayev. Mr. Nikolayev has served as our director, executive chairman and chief executive officer since June 16, 2014. Mr. Nikolayev is an accomplished technology executive who previously served as the CEO and Co-Founder of Familybuilder. In 2007, Mr. Nikolayev created one of the first successful Facebook applications, Family Tree, and grew the property to over 6 million monthly active unique users and 45 million total users. Mr. Nikolayev raised venture capital funding, grew the business to profitability, and successfully sold Familybuilder to Intelius in 2011, generating a significant return for all of its investors. In 2013, Mr. Nikolayev co-founded InAppFuel, a developer of patented mini-game software for mobile game developers that was acquired by Tapinator in 2014. Prior to Familybuilder, Mr. Nikolayev worked in banking for JP Morgan. Mr. Nikolayev graduated cum laude from New York University.

Andrew Merkatz. Mr. Merkatz has served as our director, president and chief financial officer since June 1, 20015. Andrew Merkatz is a finance executive with 20 years of experience as an operator and investor in media and technology growth companies. From 2008-2015, Mr. Merkatz was a Managing Director of Investments at Vision Capital where he managed investments in emerging growth technology companies. Mr. Merkatz began his career at private equity firm, Interlaken Capital. He later served as Chief Operating Officer for Site-Specific, one of the first internet advertising agencies (sold to CKS Group), Vice President of Corporate Development at FLOORgraphics, a pioneering in-store media company (sold to News Corp.), and President of Predict It, a venture backed digital media company. In 2007, Mr. Merkatz co-founded Familybuilder, a leading Facebook app developer, which profitably scaled to more than 45 million users prior to the successful sale of the Company to Intelius in 2011. In 2013, Mr. Merkatz co-founded InAppFuel, a developer of patented mini-game software for mobile game developers that was acquired by Tapinator in 2014. Mr. Merkatz holds a B.A. in Economics, with distinction, from the University of Pennsylvania, and an M.B.A. from Harvard Business School.

Brian Chan. Mr. Chan has served as our Vice President of Finance and Accounting since February 16, 2016. Mr. Chan has more than a decade of diversified experience in finance and accounting management and IT systems, from start-up companies to the Fortune 100. Prior to joining Tapinator, Inc., Brian was the Head of Finance and Operations of a start-up company, ONA Designs International, LLC - a purveyor of high-end leather bags and accessories. At ONA, he was fully responsible for all matters related to accounting, financial planning & reporting, operations, IT and human resources. Under his leadership, the company tripled its revenue in less than 3 years, and was ultimately acquired by a New York private investment firm. Brian was also a core member of early finance team of Glaceau, the maker of VitaminWater and SmartWater, from 2004 to 2009. He was responsible for financial planning and analysis, sales reporting and marketing spend control for the company. The company developed into a $1 billion brand and was ultimately acquired by Coca- Cola for $4.1 billion in 2007. Mr. Chan holds an M.B.A from Pace University and B.A. from Baruch College.

Robert Crates. Mr. Crates has served as our director since May 26, 2014. Mr. Crates has over 25 years of experience in private equity, investing in a broad range of industries and asset categories. Mr. Crates has served on the board of directors of numerous public and private companies. He has invested in leading venture capital and hedge funds and served as an advisory director to iEurope, a venture capital fund manager focused on Eastern Europe, and as an advisor/initial investor in the Global Undervalued Securities Hedge Fund. He is currently Chairman of Power-by-Power Texas, an electricity procurement, brokerage, and management company. Mr. Crates was previously the President and Co-Founder of Crates Thompson Capital, a private equity investment management company, the General Partner of a private equity fund managed for the principals of Luther King Capital Management, an investment advisory company with more than $10 billion under management, and an analyst in corporate banking with the United States Trust Company of New York. He is a graduate of Yale University.

Teymour Farman-Farmaian. Mr. Farman-Farmaian has served as our director since December 14, 2015. Mr. Farman-Farmaian is currently Head of USA at XAPO, one of the world’s largest Bitcoin custodians. Previously he was CMO at Spotify, the world’s leading music streaming service, a company he joined in 2011. Mr. Farman-Farmaian was responsible for subscription revenues and led a team of over 100 employees. He helped triple revenue growth to hit a $500 million run rate, and achieve 7.5 million DAU. Before Spotify, Mr. Farman-Farmaian spent close to two years with Zynga (ZNGA) as GM of Partnerships. There, he was responsible for Zynga’s multi-billion dollar partnership with Facebook as well as relationships with Yahoo (YHOO) and Google (GOOG). Mr. Farman-Farmaian joined Zynga after six years at Google, where he held various roles including Director of European Sales Operations. Mr. Farman-Farmaian has a BA from Duke University and an MBA from Harvard University.

Family Relationships

There are no family relationships among any of our officers or executive officers.

Independent Directors

Our board of directors has determined that each of Robert Crates and Teymour Farman-Farmaian is independent within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules and the rules and regulations promulgated by the Securities and Exchange Commission.

Committees of the Board of Directors

Our board of directors has established an audit committee and a compensation committee, each of which has the composition and responsibilities described below.

Audit Committee

Our audit committee is currently comprised of Robert Crates and Teymour Farman-Farmaian, both of whom our board has determined to be financially literate and qualifies as an independent director under Section 5605(a)(2) and Section 5605(c)(2) of the rules of the NASDAQ Stock Market. Mr. Crates is the chairman of our audit committee. Our audit committee currently does not have a member who qualifies as a financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

Our compensation committee is currently comprised of Robert Crates and Teymour Farman-Farmaian, both of whom qualifies as an independent director under Section 5605(a)(2) of the rules of the NASDAQ Stock Market, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Section 16b-3 under the Securities Exchange Act of 1934, as amended, and does not have a relationship to us which is material to his ability to be independent from management in connection with the duties of a compensation committee member, as described in Section 5605(d)(2) of the rules of the NASDAQ Stock Market. Mr. Farman-Farmaian is the chairman of our compensation committee.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The full text of our Code of Business Conduct and Ethics is published on the Investors section of our website at www.tapinator.com. We intend to disclose any future amendments to certain provisions of the Code of Business Conduct and Ethics, or waivers of such provisions granted to executive officers and directors, on this website within four business days following the date of any such amendment or waiver.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation, for our last two fiscal years awarded to, earned by or paid to our named executive officers: (i) Ilya Nikolayev, our chief executive officer, executive chairman and member of our board, (ii) Andrew Merkatz our president, chief financial officer and member of our board and (iii) Brian Chan, our vice president of finance and accounting.

Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ilya Nikolayev, Chief Executive	2017	207,900		48,300	-	150,000	(1)	-	-	-	406,200
Officer, Executive Chairman and Director	2016	189,000		122,554	-	-		-	-	-	311,554

Andrew Merkatz, President, Chief	2017	207,900		48,300	-	150,000	(2)	-	-	-	406,200
Financial Officer and Director	2016	189,000		122,554	-	-		-	-	-	311,554

Brian Chan, Vice President of	2017	130,000		12,075	-	50,000	(3)	-	-	-	192,075
Finance and Accounting	2016	64,000	(4)	22,029	-	48,125	(5)	-	-	-	134,154

(1)

In March 2017 and pursuant to the 2015 Equity Incentive Plan, the Company granted Mr. Nikolayev an option to purchase 1,500,000 shares of the Company’s common stock at an exercise price equal to $0.11 per share.

(2)

In March 2017 and pursuant to the 2015 Equity Incentive Plan, the Company granted Mr. Merkatz an option to purchase 1,500,000 shares of the Company’s common stock at an exercise price equal to $0.11 per share.

(3)

In March 2017 and pursuant to the 2015 Equity Incentive Plan, the Company granted Mr. Chan an option to purchase 500,000 shares of the Company’s common stock at an exercise price equal to $0.11 per share.

(4)	Represents pro-rated salary for the actual number of days employed during the 2016 fiscal year.

(5)

In May 2016 and pursuant to the 2015 Equity Incentive Plan, the Company granted Mr. Chan an option to purchase 250,000 shares of the Company’s common stock at an exercise price equal to $0.19 per share.

Agreements with Executive Officers and Change-In-Control Arrangements

Ilya Nikolayev

We entered into an employment agreement with Ilya Nikolayev on May 7, 2015. Certain provisions of the employment agreement have been amended effective as of August 25, 2016, March 31, 2017 and April 1, 2018. The terms set forth below reflect the current terms of the employment agreement, as amended. The term of the employment agreement is until March 31, 2021, which will automatically extend until March 31, 2023 unless either we or Mr. Nikolayev provide written notice of our desire not to extend prior to October 1, 2020. As of April 1, 2018, Mr. Nikolayev is entitled to receive an annual base salary of $250,000 with an automatic annual increase of 10% and will be eligible for annual bonuses based on our financial performance and will also be entitled to equity-based incentives as our board may determine. In the event, Mr. Nikolayev is terminated without cause or resigns for good reason (as such terms are defined in the employment agreement), Mr. Nikolayev will receive his then current salary for a period of 14 months and will also receive the bonus he would otherwise have been entitled during such 14 month period. Mr. Nikolayev is also subject to non-competition and non-solicitation obligations. Specifically, for a period lasting so long as Mr. Nikolayev is entitled to receive any post-termination benefits, he will not be permitted to, directly or indirectly, work for, consult with or establish a business that competes with our business. Also, for a period of 12 months following the termination of Mr. Nikolayev’s employment, he will not be entitled to solicit any of our customers with whom we did business in the preceding year or any of our employees.

Prior to entering into his employment agreement, Mr. Nikolayev was an at-will employee.

Andrew Merkatz

We entered into an employment agreement with Andrew Merkatz on May 7, 2015. Certain provisions of the employment agreement have been amended effective as of August 25, 2016, March 31, 2017 and April 1, 2018. The terms set forth below reflect the current terms of the employment agreement, as amended. The term of the employment agreement is until March 31, 2021, which will automatically extend until March 31, 2023 unless either we or Mr. Merkatz provide written notice of our desire not to extend prior to October 1, 2020. As of April 1, 2018, Mr. Merkatz is entitled to receive an annual base salary of $250,000 with an automatic annual increase of 10% and will be eligible for annual bonuses based on our financial performance and will also be entitled to equity-based incentives as our board may determine. In the event Mr. Merkatz is terminated without cause or resigns for good reason (as such terms are defined in the employment agreement), Mr. Merkatz will receive his then current salary for a period of 14 months and will also receive the bonus he would otherwise have been entitled during such 14 month period. Mr. Merkatz is also subject to non-competition and non-solicitation obligations. Specifically, for a period lasting so long as Mr. Merkatz is entitled to receive any post-termination benefits, he will not be permitted to, directly or indirectly, work for, consult with or establish a business that competes with our business. Also, for a period of 12 months following the termination of Mr. Merkatz’s employment, he will not be entitled to solicit any of our customers with whom we did business in the preceding year or any of our employees.

Brian Chan

In July 2016, we extended an offer letter to Brian Chan, our Vice President of Finance and Accounting. The offer letter had no specific term and constitutes an at-will employment arrangement. Mr. Chan’s current annual base salary is $60,000. Beginning on January 1, 2018, Mr. Chan became a part-time, rather than full-time employee, of ours. In connection with the commencement of his employment, Mr. Chan was granted a stock option for 250,000 shares of common stock with an exercise price of $0.19 per share and is eligible to receive an annual bonus up to 150% of his base salary based on our financial performance and will also be entitled to equity-based incentives as our board may determine.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding equity awards that have been previously awarded to each of the named executive officers and which remained outstanding as of December 31, 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units That Have Not Vest ($)	Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Ilya Nikolayev	375,000	1,125,000	0.11	5/11/2027	-	-	-	-
Andrew Merkatz	375,000	1,125,000	0.11	5/11/2027	-	-	-	-
Brian Chan	187,500	62,500	0.19	5/26/2026	-	-	-	-
	125,000	375,000	0.11	5/11/2027	-	-	-	-

Tapinator, Inc. 2015 Equity Incentive Plan

On December 14, 2015, our board of directors and shareholders adopted the Tapinator, Inc. 2015 Equity Incentive Plan, which provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to employees, directors and consultants, to be granted from time to time as determined by our board of directors or its designees. An aggregate of 18,000,000 shares of common stock are reserved for issuance under the Tapinator, Inc. 2015 Equity Incentive Plan. As of April 30, 2018, the number of options and restricted stock awards granted under the Tapinator, Inc. 2012 Equity Incentive Plan are 15,800,000 and 2,200,000 shares still reserved for issuance.

Equity Compensation Plan Information

As of December 31, 2017

The following table provides certain information as of December 31, 2017, with respect to our equity compensation plans under which our equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,050,000	$0.13	-
Equity compensation plans not approved by security holders	-	-	-
Total	5,050,000	0.13	-

DIRECTOR COMPENSATION

The following table sets forth summary information concerning the total compensation paid to our non-employee directors during the fiscal year ended December 31, 2017 for services to our company.

Name	Fees Earned or Paid in Cash ($)		Equity Awards ($)		Total ($)
Robert Crates	$10,000	(1)	$27,500	(2)	$37,500
Teymour Farman-Farmaian	$-	(1)	$27,500	(2)	$27,500
Total:	$10,000		$55,000		$65,000

(1)	Effective as of April 1, 2018, the annual cash payment to both Messrs. Crates and Farman-Farmaian was increased to $20,000.
(2)

In March 2017 and pursuant to the 2015 Equity Incentive Plan, the Company granted both Messrs. Crates and Farman-Farmaian an option to purchase 250,000 shares of the Company’s common stock at an exercise price equal to $0.11 per share. Both of these options began vesting on June 30, 2017 and shall become exercisable ratably in quarterly installments over the next three years thereafter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 30, 2018:

●	by each person who is known by us to beneficially own more than 5.0% of our common stock;

●	by each of our named executive officers and directors; and

●	by all of our named executive officers and directors as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. With respect to the Series B Preferred Stock held by the beneficial owners listed below, there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause such beneficial owner, together with its affiliates or members of a “group,” to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to these limitations. Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Tapinator, Inc., 110 West 40th Street, Suite 1902, New York, NY 10018.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Common Stock Owned (1)(2)
5% Owners:
HSPL Holdings, LLC	15,450,000	(3)	14.5%
Khurram Samad	15,292,891		16.7%
David Unger	6,300,000	(4)	6.7%

Officers and Directors:
Ilya Nikolayev	12,012,766	(5)	13.0%
Andy Merkatz	5,626,000	(6)	6.1%
Brian Chan	458,333	(7)	0.5%
Robert Crates	1,104,167	(8)	1.2%
Teymour Farman-Farmaian	604,167	(9)	0.7%

(1)

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of April 30, 2018, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 91,459,305 shares of common stock outstanding as of April 30, 2018.

(3)

George Fox, as Managing Member of Titan Advisors, LLC, which is the manager of HSPL Holdings, LLC, has sole voting and dispositive power over the securities held for the account of this selling stockholder. This number represents 15,450,000 shares of common stock issuable upon conversion of Series B Preferred Stock. HSPL Holdings, LLC is subject to a 9.99% of our then outstanding shares of common stock following any conversion under the Series B Preferred stock. On April 26, 2018, HSPL Holdings, LLC provided the Company written notice of its intention to convert 4,166,667 of the 15,450,000 shares of common stock on May 2, 2018.

(4)	Comprised of (i) 3,500,000 shares of common stock and (ii) warrants to purchase 2,800,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 30, 2018.

(5)	Comprised of (i) 11,387,766 shares of common stock and (ii) options to purchase 625,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 30, 2018.

(6)

Comprised of (i) 2,449,375 shares of common stock, (ii) 1,278,000 shares of common stock held by Lucienne Merkatz 2013 Trust for which Mr. Merkatz disclaims beneficial ownership, (iii) 1,273,625 shares of common stock held by Sebastian Merkatz 2013 Trust for which Mr. Merkatz disclaims beneficial ownership, and (iv) options to purchase 625,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 30, 2018.

(7)	Comprised of options to purchase 458,333 shares of common stock that are currently exercisable or exercisable within 60 days of April 30, 2018.

(8)	Comprised of (i) 1,000,000 shares of common stock and (ii) options to purchase 104,167 shares of common stock that are currently exercisable or exercisable within 60 days of April 30, 2018.

(9)	Comprised of (i) 200,000 shares of common stock and (ii) options to purchase 404,167 shares of common stock that are currently exercisable or exercisable within 60 days of April 30, 2018.

SELLING STOCKHOLDERS

Up to 58,400,004 shares of our common stock are currently being offered by the selling stockholders under this prospectus. This reflects the sum of (a) shares of our common stock and (b) the number of shares of common stock into which various warrants are exercisable. Of these shares, 50,000,004 are being offered as a result of common stock and warrants purchased by selling stockholders in three closings from January 2018 to February 2018 pursuant to the same subscription agreement (the “Private Placement”). The selling stockholders that participated in the Private Placement paid a price per unit equal to $0.12 for one share of common stock and a five-year warrant to purchase one share of common stock. In addition to the shares relating to the Private Placement, we will be registering (i) 6,400,000 shares of common stock underlying two different warrants issued to our investment banker and their assignees as further described in the footnotes below and (ii) 2,000,000 shares of common stock held by the selling shareholder further described in the footnotes below.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. None of the selling stockholders are broker-dealers or affiliates of broker-dealers, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. With respect to the warrants held by the selling stockholders, there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates or members of a “group,” to beneficially own a number of shares of common stock which would exceed from 4.99% to 9.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to these limitations.

	Ownership Before Offering				Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned (1)		Number of shares offered		Number of shares of common stock beneficially owned (1)		Percentage of common stock beneficially owned (1)

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (2)	1,533,334	(3)	1,533,334	(3)	-		*
Anson Investments Master Fund LP (4)	5,000,000	(5)	5,000,000	(5)	-		*
Arthur Berrick	1,083,334	(6)	1,083,334	(6)	-		*
Aujla Mgmt Services (7)	441,666	(8)	416,666	(8)	25,000		*
Barry Donner	833,334	(9)	833,334	(9)	-		*
CamaPlan Administrator FBO Henry Banaszek IRA	833,334	(10)	833,334	(10)	-		*
CamaPlan Administrator FBO Jean Canfield IRA	625,000	(11)	625,000	(11)	-		*
Charles M. Merkel	500,000	(12)	500,000	(12)	-		*
Charles M. Merkel, JR	533,334	(13)	533,334	(13)	-		*
Chris Swedzinski	1,333,334	(14)	1,333,334	(14)	-		*
David Unger	6,300,000	(15)	2,000,000	(15)	4,300,000	(16)	4.56
Donald A. Johnson	208,334	(17)	208,334	(17)	-		*
Felix Frayman	833,334	(18)	833,334	(18)	-		*
Frank Straw	558,334	(19)	558,334	(19)	-		*
Gawaine Diekevers	1,200,000	(20)	1,200,000	(20)	-		*
Gerald J Quave	833,334	(21)	833,334	(21)	-		*
Gonzalo E Cortes	208,334	(22)	208,334	(22)	-		*
Gotham Corporation (23)	208,334	(24)	208,334	(24)	-		*
GSB Holdings, Inc. (25)	833,334	(26)	833,334	(26)	-		*
Harry Leigh Severance	1,666,666	(27)	1,666,666	(27)	-		*
Henry Banaszek	943,334	(28)	833,334	(28)	110,000		*
Hudson Bay Master Fund Ltd (29)	5,833,332	(30)	5,833,332	(30)	-		*
IMS Group LLC (31)	833,334	(32)	833,334	(32)	-		*
Intracoastal Capital LLC (33)	833,332	(34)	833,332	(34)	-		*

Iroquois Capital Investment Group LLC (35)	416,666	(36)	416,666	(36)	-	*
Iroquois Master Fund Ltd (37)	1,666,666	(38)	1,666,666	(38)	-	*
James R. McBrayer	383,334	(39)	383,334	(39)	-	*
Joel C. Gale, D.M.D., P.A	500,000	(40)	500,000	(40)	-	*
John Lahr	500,000	(41)	500,000	(41)	-	*
John O. Forrer	666,666	(42)	666,666	(42)	-	*
L1 Capital Global Opportunities Master Fund (43)	2,500,000	(44)	2,500,000	(44)	-	*
LC Targeted Opportunities Fund, LP (45)	2,500,000	(46)	2,500,000	(46)	-	*
Mark J. Butler	416,666	(47)	416,666	(47)	-	*
Max B. Mellman	6,666,666	(48)	6,666,666	(48)	-	*
Nancy Brody	208,334	(49)	208,334	(49)	-	*
Raymond Skubel	833,334	(50)	833,334	(50)	-	*
Richard Molinsky	416,666	(51)	416,666	(51)	-	*
Scott Jasper	500,000	(52)	500,000	(52)	-	*
TEC Opportunities Fund I LP (53)	833,334	(54)	833,334	(54)	-	*
Thomas Hartel	416,666	(55)	416,666	(55)	-	*
Thomas Loughlin	833,334	(56)	833,334	(56)	-	*
Thomas Nomeland	783,334	(57)	783,334	(57)	-	*
William G. Dress	966,666	(58)	966,666	(58)	-	*
William Griswold	416,666	(59)	416,666	(59)	-	*
WestPark Capital, Inc. (60)	2,476,666	(61)	2,476,666	(61)	-	*
Brandon Ross (62)	1,586,167	(62)	1,586,167	(62)	-	*
Doug Kaiser (63)	100,000	(63)	100,000	(63)	-	*
Frank Salvatore (64)	100,000	(64)	100,000	(64)	-	*
Gustavo Rodrigo (65)	354,167	(65)	354,167	(65)	-	*
Harry Datys (66)	146,833	(66)	146,833	(66)	-	*
Jonathan Blum (67)	1,586,167	(67)	1,586,167	(67)	-	*
Tom Jandt (68)	50,000	(68)	50,000	(68)	-	*

*	Less than 1%

(1)

In computing the percentage of our common stock beneficially owned by each selling stockholder after the offering, we have assumed the exercise by such selling stockholder of all warrants with respect to those shares being offered by such selling stockholder, and therefore the calculation is based on a number of shares of common stock outstanding comprised of (i) 91,459,305 shares of common stock outstanding as of April 30, 2018 plus (ii) the number of shares offered by the selling stockholder in this offering underlying warrants held by such selling stockholder. The shares offered by one selling stockholder underlying warrants held by such selling stockholder are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

(2)

Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 222 Broadway, 19th Fl, New York, NY 10038.

(3)	Includes 766,667 shares of common stock issuable upon the exercise of warrants.

(4)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman

(5)	Includes 2,500,000 shares of common stock issuable upon the exercise of warrants.

(6)	Includes 541,667 shares of common stock issuable upon the exercise of warrants.

(7)	Gurvinder Singh Aujla has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(8)	Includes 208,333shares of common stock issuable upon the exercise of warrants.

(9)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(10)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(11)	Includes 312,500 shares of common stock issuable upon the exercise of warrants..

(12)	Includes 250,000 shares of common stock issuable upon the exercise of warrants.

(13)	Includes 266,667 shares of common stock issuable upon the exercise of warrants.

(14)	Includes 666,667 shares of common stock issuable upon the exercise of warrants.

(15)	David Unger obtained these shares are a result of certain private placements with the Company.

(16)	Includes 2,800,000 shares of common stock issuable upon the exercise of warrants and 1,500,000 shares of common stock.

(17)	Includes 104,167 shares of common stock issuable upon the exercise of warrants.

(18)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(19)	Includes 279,167 shares of common stock issuable upon the exercise of warrants.

(20)	Includes 600,00 shares of common stock issuable upon the exercise of warrants.

(21)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(22)	Includes 104,167 shares of common stock issuable upon the exercise of warrants.

(23)	Nelson Rodriguez has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(24)	Includes 104,167 shares of common stock issuable upon the exercise of warrants.

(25)	David H. Clarke and Leslie M. Clarke have joint voting and dispositive power over the securities held for the account of this selling stockholder.

(26)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(27)	Includes 833,333 shares of common stock issuable upon the exercise of warrants.

(28)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(29)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(30)	Includes 2,916,666 shares of common stock issuable upon the exercise of warrants.

(31)	Maria Hernandez has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(32)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(33)

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal.

(34)	Includes 416,666 shares of common stock issuable upon the exercise of warrants.

(35)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC.

(36)	Includes 208,333 shares of common stock issuable upon the exercise of warrants.

(37)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As President of Iroquois Capital Management, LLC, Richard Abbe makes voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund.

(38)	Includes 833,333shares of common stock issuable upon the exercise of warrants.

(39)	Includes 191,667 shares of common stock issuable upon the exercise of warrants.

(40)	Includes 250,000 shares of common stock issuable upon the exercise of warrants.

(41)	Includes 250,000 shares of common stock issuable upon the exercise of warrants.

(42)	Includes 333,000 shares of common stock issuable upon the exercise of warrants.

(43)	David Feldman has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(44)	Includes 1,250,000 shares of common stock issuable upon the exercise of warrants.

(45)

Steven G. Lampe and Richard F. Conway, Managing Members of Lampe, Conway & Co LLC, Investment Manager of LC Capital Targeted Opportunities Fund, LP and authorized signatories of LC Capital Targeted Opportunities Fund, LP have the power to vote and dispose of the shares held by LC Capital Targeted Opportunities Fund, LP.

(46)	Includes 1,250,000 shares of common stock issuable upon the exercise of warrants.

(47)	Includes 208,333 shares of common stock issuable upon the exercise of warrants.

(48)	Includes 3,333,333 shares of common stock issuable upon the exercise of warrants.

(49)	Includes 104,167 shares of common stock issuable upon the exercise of warrants.

(50)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(51)	Includes 208,333 shares of common stock issuable upon the exercise of warrants.

(52)	Includes 250,000 shares of common stock issuable upon the exercise of warrants.

(53)	Michael E. Venezia has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(54)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(55)	Includes 208,333 shares of common stock issuable upon the exercise of warrants.

(56)	Includes 416,667 shares of common stock issuable upon the exercise of warrants.

(57)	Includes 391,667 shares of common stock issuable upon the exercise of warrants.

(58)	Includes 483,333 shares of common stock issuable upon the exercise of warrants.

(59)	Includes 208,333 shares of common stock issuable upon the exercise of warrants.

(60)	Richard Rappaport has sole voting and dispositive power over the securities held for the account of this selling stockholder. WestPark Capital, Inc. is a registered broker-dealer (“WestPark”).

(61)

Includes (i) 1,846,666 shares of common stock issuable upon the exercise of warrants issued in consideration of placement agent services of WestPark and (ii) 630,000 shares of common stock issuable upon the exercise of warrants issued in consideration of investment banking advisory services of WestPark.

(62)

Includes (i) 1,201,167 shares of common stock issuable upon the exercise of warrants issued in consideration of placement agent services of WestPark and (ii) 385,000 shares of common stock issuable upon the exercise of warrants issued in consideration of investment banking advisory services of WestPark.  Mr. Ross is affiliated with WestPark, a registered broker-dealer, and received these warrants from WestPark.  Mr. Ross is not individually a registered broker-dealer.

(63)

Represents shares of common stock issuable upon the exercise of warrants issued in consideration of placement agent services of WestPark .  Mr. Kaiser is affiliated with WestPark, a registered broker-dealer, and received these warrants from WestPark.  Mr. Kaiser is not individually a registered broker-dealer.

(64)

Represents shares of common stock issuable upon the exercise of warrants issued in consideration of placement agent services of WestPark .  Mr. Salvatore is affiliated with WestPark, a registered broker-dealer, and received these warrants from WestPark.  Mr. Salvatore is not individually a registered broker-dealer.

(65)

Represents shares of common stock issuable upon the exercise of warrants issued in consideration of placement agent services of WestPark .  Mr. Rodrigo is affiliated with WestPark, a registered broker-dealer, and received these warrants from WestPark.  Mr. Rodrigo is not individually a registered broker-dealer.

(66)

Represents shares of common stock issuable upon the exercise of warrants issued in consideration of placement agent services of WestPark .  Mr. Datys is affiliated with WestPark, a registered broker-dealer, and received these warrants from WestPark.  Mr. Datys is not individually a registered broker-dealer.

(67)

Includes (i) 1,201,167 shares of common stock issuable upon the exercise of warrants issued in consideration of placement agent services of WestPark and (ii) 385,000 shares of common stock issuable upon the exercise of warrants issued in consideration of investment banking advisory services of WestPark.  Mr. Blum is affiliated with WestPark, a registered broker-dealer, and received these warrants from WestPark.  Mr. Blum is not individually a registered broker-dealer.

(68)

Represents shares of common stock issuable upon the exercise of warrants issued in consideration of placement agent services of WestPark .  Mr. Jandt is affiliated with WestPark, a registered broker-dealer, and received these warrants from WestPark.  Mr. Jandt is not individually a registered broker-dealer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes the services of an affiliated entity of a major shareholder, Khurram Samad, for the development of certain of its mobile games. Amounts incurred by the Company for such development services, which were primarily attributed to capitalized software development costs, for the year ended December 31, 2017 and December 31, 2016 were $668,162 and $835,356, respectively. As of December 31, 2017, and December 31, 2016, the Company had balances due to related parties related primarily to the software development services of $100,115 and $89,697, respectively.

DESCRIPTION OF SECURITIES

We have authorized 251,532,500 shares of capital stock, par value $0.001 per share, of which 250,000,000 are shares of common stock and 1,532,500 are shares of “blank check” preferred stock, of which 840 are authorized as Series A Preferred Stock, 1,500 are authorized as Series A-1 Preferred Stock and 1,854 are authorized as Series B Preferred Stock. On April 30, 2018, there were 91,459,305 shares of common stock issued and outstanding, 1,854 shares of Series B Preferred Stock issued and outstanding, and no shares of Series A Preferred Stock or Series A-1 Preferred Stock issued and outstanding.

Holders of Capital Stock

As of April 30, 2018, there were approximately 152 holders of our common stock, as determined by counting our record holders and the number of participants reflected in a security position listing provided to us by the Depository Trust Company. Because the “DTC participants” are brokers and other institutions holding shares of our common stock on behalf of their customers, we do not know the actual number of unique shareholders represented by these record holders. As of April 30, 2018, there were: no holders of our Series A Preferred Stock or Series A-1 Preferred Stock and 1 holder of our Series B Preferred Stock.

Common Stock

Voting Rights

For all matters submitted to a vote of stockholders, each holder of the Company’s common stock is entitled to one vote for each share registered in his, her, or its name. Holders of common stock vote together as a single class.

Dividend Rights

Subject to preferential dividend rights of any other class or series of stock, the holders of shares of common stock are entitled to receive dividends, including dividends of equity, as and when declared by the Company’s board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of the Company’s preferred stock.

Liquidation

In the event the Company is liquidated, dissolved or its affairs are wound up, after we pay or make adequate provision for all of the Company’s debts and liabilities, each holder of common stock will be entitled to share ratably in all assets that remain, subject to any rights that are granted to the holders of any class or series of preferred stock.

Other Rights and Preferences

Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of the Company’s securities.

The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

There are presently no issued and outstanding shares of Series A Preferred Stock or Series A-1 Preferred Stock.

Series B Preferred Stock

Conversion Rights and Conversion Price

There are 1,854 shares of Series B Preferred authorized and outstanding, which shares of Series B Preferred are currently subject to beneficial ownership blockers and are exchangeable at the option of the holder into 15,450,000 shares of common stock. The shares of common stock underlying the Series B Preferred Stock are subject to being issued without restrictive legend pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, subject to various conditions and limitations. Each share of Series B Preferred has a stated value of $1,000 and a conversion price of $0.12 (1,854 multiplied by $1,000 divided by 0.12 equals 15,450,000).

In the event the Company issues shares of common stock below $0.082 (with certain exceptions), the conversion price will be reduced from $0.12 to the price at which such shares of common are issued and, as such, will result in a higher number of common stock issuable under the Series B Preferred based on the calculation above.

Conversion Restriction

At no time may a holder of shares of Series B Preferred convert shares of the Series B Preferred if the number of shares of common stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of all of the common stock outstanding at such time; provided, however, that this limitation may be reduced to 4.99% written notice to us.

Dividend Rights

The Series B Preferred has no separate dividend rights. However, whenever the board of directors declares a dividend on the common stock, each holder of record of a share of Series B Preferred, or any fraction of a share of Series B Preferred, on the date set by the board of directors to determine the owners of the common stock of record entitled to receive such dividend (the “Record Date”) shall be entitled to receive out of any assets at the time legally available therefor, an amount equal to such dividend declared on one share of common stock on an as-if-converted-to-Common Stock basis as of the Record Date.

Voting Rights

The Series B Preferred has no voting rights, except with respect to transactions upon which the Series B Preferred shall be entitled to vote separately as a class. The common stock into which the Series B Preferred is exchangeable shall, upon issuance, have all of the same voting rights as other issued and outstanding shares of the Company’s common stock. The initial holder of the Series B Preferred has the right so long as it owns at least 464 shares of Series B Preferred to appoint a member to our Board of Directors. As of the date of this filing, the initial holder of the Series B Preferred has not exercised its right to do so and has not indicated that it plans to in future.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of the Company’s affairs, after payment or provision for payment of the Company’s debts and other liabilities, the holders of Series B Preferred then outstanding shall be entitled to receive, out of the Company’s assets, if any, an amount equal to such distribution on one share of common stock on an as-if-converted-to-Common Stock as of the date of the distribution.

Options

As of April 30, 2018, we had 5,050,000 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of approximately $0.13 per share under our 2015 Equity Incentive Plan.

Restricted Stock Units

As of April 30, 2018, we had 10,750,000 shares of common stock issuable upon the vesting of restricted stock units granted under our 2015 Equity Incentive Plan.

Warrants

As of April 30, 2018, we had 34,200,000 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of approximately $0.14. These numbers include the warrants set forth below under the “Warrants Offered Hereby” subheading.

Warrants Offered Hereby

Private Placement Warrants

In connection with the closing of three tranches of our private placement during January and February 2018, we issued to the investors of such private placement five-year warrants to purchase up to an aggregate of 25,000,000 shares of common stock at an exercise price of $0.144 per share. The warrants do not contain anti-dilution price protection but are subject to customary adjustments in the event of certain corporate events. The warrants are exercisable for cash; or if at any time after August 28, 2018, there is no effective registration statement registering the resale, or no current prospectus available for the resale, of the shares of common stock underlying the warrants, the warrants may be exercised by means of a “cashless exercise”.

WestPark Warrants

Also on February 15, 2018 and in connection with the three closings of our private placement, we issued to our placement agent for the private placement, WestPark Capital, Inc. (“WestPark”), a common stock purchase warrant to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.15. These warrants will have a five-year term and will have cashless exercise provisions at all times.  As noted in the Selling Stockholders table, certain of these warrants have been assigned to individuals affiliated with WestPark.

On March 1, 2018 and in connection with an amendment to a six-month investment banking advisory agreement initially dated February 20, 2018 with Westpark, we issued to Westpark, for a purchase price of $100, a common stock purchase warrant to purchase up 1,400,000 shares of our common stock at an exercise price of $.01 per share. These warrants will have a three-year term and will have cashless exercise provisions at all times.  As noted in the Selling Stockholders table, certain of these warrants have been assigned to individuals affiliated with WestPark.

Delaware Anti-Takeover Law and Provisions of our Amended and Restated Certificate of Incorporation and By-laws

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless:

●	prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

●

at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The term “business combination” is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof: a merger or consolidation; a sale, lease, exchange, mortgage, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would result in the issuance or transfer by the corporation of any of its stock to the interested stockholder; certain transactions that would increase the interested stockholder’s proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Our Amended and Restated Certificate of Incorporation and By-laws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Provisions of our Amended and Restated Certificate of Incorporation and By-laws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, for example, our Amended and Restated Certificate of Incorporation and By-laws do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

Indemnification of Directors and Officers

Pursuant to Section 145 of the Delaware General Corporation Law, a corporation has the power to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. Such determination will be made, in the case of an individual who is a director or officer at the time of such determination:

●	by a majority of the disinterested directors, even though less than a quorum;

●	if there are no disinterested directors, or if such directors so direct, by independent legal counsel; or

●	by a majority vote of the stockholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged liable to the corporation.

The Delaware General Corporation Law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.

The Delaware General Corporation Law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers, contingent upon such individuals’ commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.

Under the Delaware General Corporation Law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by law, agreement, vote of stockholders, disinterested directors or otherwise.

Limitation of Personal Liability of Directors

The Delaware General Corporation Law provides that a corporation’s certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

●	violation of certain provisions of the Delaware General Corporation Law;

●	any transaction from which the director derived an improper personal benefit; or

●	any act or omission prior to the adoption of such a provision in the certificate of incorporation.

Our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Quick Law Group P.C. will pass upon the validity of the shares of our common stock offered by the selling stockholders under this prospectus.

MATERIAL CHANGES

There have been no material changes to us since December 31, 2017 that have not been described in this prospectus that should be included.

EXPERTS

Our financial statements as of December 31, 2017 and 2016 and for the years then ended included in this prospectus have been audited by Liggett & Webb, P.A., an independent registered public accounting firm, as stated in its report appearing in the registration statement, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

Following this offering, we will be required to file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 110 West 40th Street, Suite 1902, New York, NY 10018, Attention: Ilya Nikolayev, Chief Executive Officer.

TAPINATOR, INC.

FINANCIAL STATEMENTS

Tapinator, Inc.

Tapinator and other trademarks or service marks of Tapinator appearing in this report are the property of Tapinator, Inc. Trade names, trademarks and service marks of other companies appearing in this report are the property of their respective holders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Tapinator, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Tapinator, Inc. (“the Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Liggett & Webb, P.A.

We have served as the Company's auditor since 2013.

New York, New York

March 30, 2018

Tapinator, Inc.

Consolidated Balance Sheets

As of December 31, 2017 and 2016

	2017	2016

Assets
Current assets:
Cash and cash equivalents	$246,755	$590,461
Accounts receivable	333,090	326,607
Prepaid expenses	177,829	53,089
Total current assets	757,674	970,157

Property and equipment, net	14,412	20,429
Software development costs, net	1,026,548	1,174,377
Investments	5,000	5,000
Security deposits	22,698	22,698
Total assets	$1,826,332	$2,192,661

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable and accrued expenses	$155,366	$165,744
Due to related parties	100,115	89,697
Deferred Revenue	442,831	85,402
Accrued interest	86,400	95,760
Senior convertible debenture, net of debt discount (current portion)	1,316,882	158,682
Total current liabilities	2,101,594	595,285

Senior convertible debenture, net of debt discount (less current portion)	-	476,045
Total Liabilities	2,101,594	1,071,330

Commitments and Contingencies (see Note 7)	-	-

Stockholders' (Deficit) Equity:
Preferred stock, $0.001 par value; 1,532,500 shares authorized within any series of designation Series A convertible preferred stock, $0.001 par value; 840 shares designated at December 31, 2017 and December 31, 2016; 420 shares issued and outstanding at December 31, 2017 and December 31, 2016,	1	1
Series A-1 convertible preferred stock, $0.001 par value; 1,500 and 0 shares designated at December 31, 2017 and December 31, 2016 respectively; 1,500 and 0 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	2	-
Common stock, $0.001 par value; 150,000,000 shares authorized; 59,459,303 and 56,959,303 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	59,459	56,959
Additional paid-in capital	7,535,969	5,344,918
Accumulated deficit	(7,970,693)	(4,280,547)
Stockholders' (deficit) equity attributable to Tapinator, Inc.	(375,262)	1,121,331
Non-controlling interest	100,000	-
Total stockholders' (deficit) equity	(275,262)	1,121,331
Total liabilities and stockholders' (deficit) equity	$1,826,332	$2,192,661

(See accompanying notes to the consolidated financial statements)

Tapinator, Inc.

Consolidated Statements of Operations

For The Years Ended December 31, 2017 and 2016

	2017	2016
Revenue	$3,141,360	$3,731,773

Operating expenses
Cost of revenue excluding depreciation and amortization	1,033,452	1,168,176
Research and development	140,772	81,200
Marketing and public relations	518,099	472,351
General and administrative	1,374,592	1,203,796
Impairment of capitalized software	256,310	-
Amortization of software development costs	709,615	767,187
Depreciation and amortization of other assets	21,927	50,275
Total expenses	4,054,767	3,742,985

Operating loss	(913,407)	(11,212)

Other expenses
Amortization of debt discount	1,404,254	1,105,869
Interest expense, net	533,511	451,990
Loss on extinguishment of debt	830,001	770,526
Total other expenses	2,767,766	2,328,385

Loss before income taxes	(3,681,173)	(2,339,597)

Income taxes	8,973	7,027

Net loss	$(3,690,146)	$(2,346,624)

Net loss per share:
Basic / Diluted	$(0.06)	$(0.04)

Weighted average common shares outstanding:
Basic / Diluted	58,478,481	56,989,631

(See accompanying notes to the consolidated financial statements)

Tapinator, Inc.

Consolidated Statement of Stockholders’ (Deficit) Equity

For The Years Ended December 31, 2017 and 2016

	Common Stock		Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Additional	Accumulated	Non-controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In-Capital	Deficit	Interest	TOTAL
Balances at December 31, 2015	57,109,303	$57,109	-	$-	-	$-	-	$-	$3,633,868	$(1,933,923)	$-	$1,757,054
Common stock redemption and cancellation	(150,000)	(150)	-	-	-	-	-	-	(28,350)	-	-	(28,500)
Stock based compensation	-	-	-	-	-	-	-	-	59,401	-	-	59,401
Issuance of Series A preferred stock	-	-	420	1	-	-	-	-	419,999	-	-	420,000
Debt discount related to conversion feature of convertible debenture and warrant extension	-	-	-	-	-	-	-	-	1,260,000	-	-	1,260,000
Net loss	-	-	-	-	-	-	-	-	-	(2,346,624)	-	(2,346,624)
Balances at December 31, 2016	56,959,303	$56,959	420	$1	-	-	-	-	$5,344,918	$(4,280,547)	-	$1,121,331
Common shares issued for cash related to stock purchase agreement	2,500,000	2,500	-	-	-	-	-	-	347,500	-	-	350,000
Stock based compensation	-	-	-	-	-	-	-	-	173,552	-	-	173,552
Shares issued Series A-1 preferred stock related to warrant exchange	-	-	-	-	1,500	2	-	-	659,998	-	-	660,000
Debt discount related to conversion feature of convertible debenture and warrant exchange	-	-	-	-	-	-	-	-	1,010,001	-	-	1,010,001
Capital contribution from non-controlling interest	-	-	-	-	-	-	-	-	-	-	100,000	100,000
Net loss	-	-	-	-	-	-	-	-	-	(3,690,146)	-	(3,690,146)
Balances at December 31, 2017	59,459,303	$59,459	420	$1	1,500	$2	-	$-	$7,535,969	$(7,970,693)	100,000	$(275,262)

(See accompanying notes to the consolidated financial statements)

Tapinator, Inc.

Consolidated Statements of Cash Flows

For The Years Ended December 31, 2017 and 2016

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net (loss)	$(3,690,146)	$(2,346,624)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of software development costs	709,615	767,187
Depreciation and amortization of other assets	21,927	50,275
Amortization of debt discount	1,404,254	1,105,869
Amortization of original issue discount	341,577	270,517
Loss on extinguishment of debt	830,001	770,526
Stock based compensation	173,552	30,902
Impairment of capitalized software	256,310	-
Decrease (increase) in assets
Accounts receivable	(6,483)	102,958
Prepaid expenses	(124,741)	1,500
Security deposits	-	(8,646)
Increase (decrease) in liabilities
Accounts payable and accrued expenses	(8,846)	64,470
Deferred Revenue	357,429	85,402
Due to related parties	10,418	(10,943)
Net cash provided by operating activities	274,867	883,393

Cash flows from investing activities:
Capitalized software development costs	(818,094)	(1,194,628)
Purchase of property, plant and equipment	(3,979)	(14,585)
Investment write-off	-	14,085
Net cash (used in) investing activities	(822,073)	(1,195,128)

Cash flows from financing activities:
Proceeds from issuance of common stock	350,000	-
Proceeds from capital contribution from non-controlling interest	100,000	-
Senior convertible debenture principal payment	(234,000)	(560,000)
Payment for senior convertible debenture financing costs	(12,500)	(25,000)
Net cash provided by (used in) financing activities	203,500	(585,000)

Net change to cash and cash equivalents	(343,706)	(896,735)
Cash and cash equivalents at beginning of period	590,461	1,487,196
Cash and cash equivalents at end of period	$246,755	$590,461

Supplemental disclosure of cash flow information:
Cash paid for interest	$191,517	$89,600
Cash paid for taxes	$6,550	$7,027

Non-cash investing and financing activities:
Series A & A-1 convertible preferred stock issued related to debt extinguishment	$660,000	$420,000
Debt discount related to conversion feature of convertible debt and warrant exchange	$1,010,001	$1,260,000

(See accompanying notes to the consolidated financial statements)

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Tapinator, Inc. (“Tapinator” or the “Company”) develops and publishes mobile games and applications on the iOS, Google Play, Amazon and Ethereum platforms. Tapinator's portfolio includes over 300 mobile gaming titles that, collectively, have achieved over 450 million player downloads, including notable games such as ROCKY™, Video Poker Classic, Solitaire Dash and Dice Mage. Tapinator generates revenues through the sale of branded advertising and via consumer transactions, including in-app purchases. Founded in 2013, Tapinator is headquartered in New York, with product development teams located in the United States, Germany, Bulgaria, Pakistan, Indonesia and Canada.

The Company was originally incorporated on December 9, 2013 in the state of Delaware. On December 12, 2013, the Company merged with Tapinator, Inc., a Nevada Corporation. The Company was the surviving corporation from this merger. On June 16, 2014, the Company executed a securities exchange agreement with the members of Tapinator LLC, a New York limited liability company, whereby the Company issued 36,700,000 shares of its common stock (representing 80% of its then common stock outstanding after giving effect to the transaction) to the members of Tapinator LLC in exchange for 100% of the outstanding membership interests of Tapinator LLC. The transaction resulted in a business combination and a change of control within its business purpose. For accounting and financial reporting purposes, Tapinator LLC was considered the acquirer and the transaction was treated as a reverse merger.

The Company currently develops two types of games within its mobile games business. Tapinator’s Rapid-Launch Games are developed and published in significant quantity. These are titles that are built economically and rapidly based on a series of internally developed, expandable and re-useable game engines. These games are currently published under the Tapinator, Tap2Play, TapSim Game Studio and TopTap Games brands. The Company’s Full- Featured Games are unique products with high production values and high revenue potential, developed and published selectively based on both original and licensed IP. These titles require significant development investment and have, in the opinion of management, the potential to become well-known and long-lasting, successful mobile game franchises. These games are currently published exclusively under the Tapinator brand.

In December 2017, the Company formed a new subsidiary, Revolution Blockchain, LLC, to develop, publish and invest in games and applications that leverage blockchain technology. The first two products from this subsidiary are currently under development and are both expected to be released into live beta by the second quarter of 2018. These products will leverage blockchain technology for both payment (i.e. the purchase & sale of virtual assets) and the storage of these assets via nonfungible tokens that live on the blockchain.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements and related notes have been prepared in conformity with United States generally accepted accounting principles (“GAAP”). The consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries, Tapinator, LLC, Tap2Play, LLC, and Tapinator IAF, LLC, and its majority-owned subsidiary Revolution Blockchain, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include assumptions used in the recognition of revenue, realization of platform and advertising fees and related costs of revenue, long-lived assets, stock-based compensation, and the fair value of other equity and debt instruments.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company derives revenue from the three gaming platforms on which it currently markets its mobile games in the form of app store transactions and from various advertising networks in the form of branded advertising placements within its mobile games.

In accordance with Accounting Standards Codification Topic (“ASC”) 605-45, Revenue Recognition: Principal Agent Considerations, the Company evaluates its agreements with the gaming platforms and advertising networks to determine whether it is acting as the principal or as an agent when selling its games or when selling premium in-game content or advertisements within its games, which it considers in determining if revenue should be reported gross or net. Key indicators that the Company evaluates to reach this determination include:

●	the terms and conditions of the Company’s contracts with the gaming platforms and ad networks;

●	the party responsible for determining the type, category and quantity of the methods to generate game revenue;

●	whether the Company is paid a fixed percentage of the arrangement’s consideration or a fixed fee for each game, transaction, or advertisement;

●	the party which sets the pricing with the end-user, and has the credit and inventory risk; and

●	the party responsible for the fulfillment of the game or serving of advertisements and that determines the specifications of the game or advertisement.

Based on the evaluation of the above indicators, the Company has determined that it is generally acting as a principal and is the primary obligor to end-users for its games distributed on the gaming platforms and for advertisements served by the advertising networks and has the contractual right to determine the price to be paid by the player. Therefore, the Company recognizes revenue related to these arrangements on a gross basis, when the necessary information about the gross amounts or platform fees charged, before any adjustments, are made available by the gaming platforms and advertising networks. The Company records the related platform fees and advertising network revenue share as expenses in the period incurred.

The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; the content or service is delivered to the player; the collection of fees is reasonably assured; and the amount of fees to be paid by the player is fixed or determinable. For purposes of determining when the service has been provided to the player, we have determined that an implied obligation exists to the paying player to continue displaying the purchased premium in-game content over its estimated life or until it is consumed. Accordingly, we categorize our premium in-game content as either consumable or durable virtual goods. Consumable virtual goods are items consumed at a predetermined time or otherwise have limitations on repeated use, while durable virtual goods are items, such as virtual currency, that remain in the game for as long as the player continues to play. Our revenues from consumable virtual goods have been insignificant since the Company’s formation.

We recognize revenue, and the associated costs, from the sale of durable virtual goods ratably over the estimated average playing period of paying players for the applicable game, which represents our best estimate of the average life of durable virtual goods. For the sale of consumable virtual goods, we recognize revenue, and the associated costs, as the goods are consumed. If we do not have the ability to differentiate revenue attributable to durable virtual goods from consumable virtual goods for a specific game, we recognize revenue and the associated costs on the sale of durable and consumable virtual goods for that game ratably over the estimated average period that paying players typically play that game.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

On an annual basis, we determine the estimated average playing period for paying players by genre across a sample of our games beginning at the time of a player’s first purchase in that game and ending on a date when that paying player is no longer playing the game. To determine when paying players are no longer playing a given game, we measure the populations of paying players (the “daily cohort”) from the date of their first installation of the game and track each daily cohort to understand the number of players from each daily cohort who played the game after their initial purchase. For titles where we have one or more years of paying players’ historical usage data (“Tracked Titles”), we compute a weighted average playing period for paying users using this dataset.

For titles where we have less than one year of paying player data (“New/Untracked Titles”), we use a linear interpolation model on a representative sample of our games within each genre to estimate the average playing period of paying users. Using actual retention data for all players from these games for the period between game installation and up to 90 days thereafter, this data is inputted into a linear interpolation curve to estimate an average playing period for these titles. These calculated curves and their associated one-year average playing periods are mapped against the corresponding curves and associated average one-year playing periods for the Tracked Titles. Based on this mapping, the average playing period of paying users for Tracked Titles is then indexed up or down accordingly, and then applied against the New/Untracked Titles within the sample.

We then compute revenue-based weighted averages of the estimated playing period across all of the games in the sample, by genre, to arrive at the overall weighted average playing period of paying users for each of our major game genres, rounded to the nearest month. As of the fourth quarter of 2017 (our most recent determination date), the estimated weighted average life of our durable virtual goods was 16 months for our Casino / Card games, 2 months for our RPG / Arcade games and 2 months for our Rapid Launch / Simulation games. The estimated weighted average life of our durable virtual goods across all of our games was 13 months as of the fourth quarter of 2017.

While we believe our estimates to be reasonable based on available game player information and based on the disclosed methodologies of larger publicly reporting mobile game companies, we may revise such estimates in the future based on changes in the operational lives of our games, and based on changes in our ability to make such estimates. Any future adjustments arising from changes in the estimates of the lives of these virtual goods would be applied to the then current quarter, and prospectively on the basis that such changes are caused by new information indicating a change in game player behavior patterns compared to historical titles. Any changes in our estimates of useful lives of these virtual goods may result in revenues being recognized on a basis different from prior periods’ and may cause our operating results to fluctuate.

Accounts Receivable and Allowance for Doubtful Accounts

The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection. As of December 31, 2017 and 2016, based upon the review of the outstanding accounts receivable, the Company has determined that an allowance for doubtful accounts is not required.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash Equivalents

For purposes of the Company’s financial statements, the Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

Concentrations of Credit Risk

Financial instruments and related items which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit of $250,000. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits. As of December 31, 2017, the total amount exceeding such limit was $0.

The Company derives revenue from gaming platforms and advertising networks which individually may contribute 10% or more of the Company’s revenues in any given year. For the year ended December 31, 2017, revenue derived from two gaming platforms comprised 44% of such period’s total revenue and revenue derived from three advertising networks comprised 36% of such period’s total revenue. For the year ended December 31, 2016, revenue derived from two gaming platforms comprised 17% of such period’s total revenue and revenue derived from four advertising networks comprised 72% of such period’s total revenue.

As of December 31, 2017, the receivable balance from two advertising networks comprised 27% of the Company’s total accounts receivable balance and the receivable balance from two gaming platforms comprised 49% of the Company’s total accounts receivable balance. As of December 31, 2016, the receivable balance from three advertising networks comprised 57% of the Company’s total accounts receivable balance and the receivable balance from two gaming platforms comprised 24% of the Company’s total accounts receivable balance.

Property and Equipment

Property and equipment are stated at cost. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference, less any amount realized from disposition, is reflected in earnings. Property and equipment are depreciated using the straight-line method over their estimated useful lives as follows:

Estimated Useful Life:

Computer equipment (Years)	3
Furniture and Fixtures (Years)	5
Leasehold improvements	Remaining term of lease

Software Development Costs

In accordance with ASC 985-20, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company capitalizes certain costs related to the development of new software products or the enhancement of existing software products for use in our product offerings. These costs are capitalized from the point in time that technological feasibility has been established, as evidenced by a working model or detailed working program design to the point in time that the product is available for general release to customers. Software development costs are amortized on a straight-line basis over the estimated economic lives of the products, beginning when the product is placed into service.

Prior to March 31, 2016, the Company amortized its Rapid-Launch Game software development costs over 18-months. After an internal re-assessment of estimated economic lives, the Company discovered that the useful lives and expected revenue life of its Rapid-Launch software surpassed 18 months. Therefore, all new Rapid-Launch software development

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Software Development Costs (Continued)

costs incurred after March 31, 2016 are amortized over 36 months. The software development costs incurred prior to March 31, 2016 will continue to amortize under an 18-month basis until they are fully amortized.

Prior to March 31, 2016, the Company generally amortized its Full-Featured Game software development costs over 18 months. After March 31, 2016, the amortization period of its Full-Featured Game software development costs have been determined based on the lesser of their expected revenue lives or the agreement terms with third party IP licensors, typically ranging from 2 to 5 years. The software development costs incurred prior to March 31, 2016 will continue to amortize under an 18-month basis until they are fully amortized.

The Company periodically evaluates whether events or circumstances have occurred that indicate that the remaining useful lives of its capitalized software development costs should be revised or that the remaining balance of such assets may not be recoverable. Software costs incurred prior to establishing technological feasibility are charged to Research and Development expense as incurred.

Impairment of Long-lived Assets

The Company regularly reviews property, equipment, software development costs and other long-lived assets for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Based upon management’s assessment, there were no indicators of impairment of the Company’s property and equipment at December 31, 2017 and 2016. Management has deemed that certain software development costs were impaired at December 31, 2017, and such impairment is more fully described in Note 4 below.

In general, investments in which the Company owns less than 20 percent of an entity’s equity interest or does not hold significant influence over the investee are accounted for under the cost method. Under the cost method, these investments are carried at the lower of cost or fair value. The Company periodically assesses its cost method investments for impairment. If determination that a decline in fair value is other than temporary, the Company will write-down the investment and charge the impairment against operations. At December 31, 2017 and 2016, the carrying value of its investments totaled $5,000. For the years ended December 31, 2017 and 2016, the Company recorded a loss on investment of $0 and $14,086, respectively.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts, and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2017 and December 31, 2016, the Company did not have any derivative instruments that were designated as hedges.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities that are measured at fair value are reported using a three- level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date of identical, unrestricted assets or liabilities.
●	Level 2 – Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
●	Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

For the years ended December 31, 2017 and 2016, the Company did not identify any assets and liabilities that are required to be presented in the balance sheets at fair value in accordance with ASC 825, Financial Instruments.

Cost of Revenue (excluding amortization of software development costs)

Cost of revenue includes primarily platform and advertising network fees, licensing costs and hosting fees. The Company, along with all mobile application publishers, is required to pay platform fees to Apple, Google and Amazon equal to approximately 30% of gross revenue. The Company is also required to pay a revenue share of approximately 30% to advertising networks and similar service providers.

Marketing and Public Relations

The Company follows the policy of charging the costs of marketing, and public relations to expense as incurred. Such costs were $518,099 and $472,351 for the years ended December 31, 2017 and 2016, respectively.

Income Taxes

The Company accounts for income taxes pursuant to the asset and liability method under ASC 740, Income Taxes, which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company records interest and penalties related to income taxes as a component of income taxes. The Company did not recognize any interest and penalty expense for the years ended December 31, 2017 and 2016.

Prior to June 2014, Tapinator LLC had elected to be treated under the Internal Revenue Code as a Limited Liability Company. As such, the Company’s taxable income or loss was allocated to its members in accordance with their respective percentage ownership. In accordance with the share exchange agreement, the Company is treated under the Internal Revenue Code as a C-Corporation.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of December 31, 2017 and 2016, the Company had not recorded any unrecognized tax benefits.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes(Continued)

On December 22, 2017, the Tax Cuts and Job Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, the Company adjusted its deferred tax assets and liabilities at December 31, 2017, using the new corporate tax rate of 21 percent. See Note 12.

Stock-Based Compensation

The Company measures the fair value of stock-based compensation issued to employees and non-employees using the stock price observed in the arms-length private placement transaction nearest the measurement date (for stock transactions), or the fair value of the award (for non-stock transactions), which are considered to be more reliably determinable measures of fair value than the value of the services being rendered. The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or

(2) the date at which the counterparty’s performance is complete.

Basic and Diluted Net Income (Loss) per Share Calculations

The Company computes per share amounts in accordance with FASB ASC Topic 260 “Earnings per Share” (“EPS”), which requires presentation of basic and diluted EPS. Basic EPS is computed by dividing the income (loss) available to Common Stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of Common Stock and Common Stock equivalents outstanding during the periods; however, potential common shares are excluded for period in which the Company incurs losses, as their effect is anti-dilutive.

For the year ended December 31, 2017, potentially dilutive securities excluded from the computation of basic and diluted net (loss) per share include 10,800,000 potentially convertible common shares related to the Company’s Senior Secured Convertible Debenture, 1,680,000 potentially convertible common shares related to the Company’s Series A Preferred Stock, 6,000,000 potentially convertible shares related to the Company’s Series A-1 Preferred Stock, 5,050,000 Common Stock Options and 3,500,000 Common Stock Warrants.

For the year ended December 31, 2016, potentially dilutive securities excluded from the computation of basic and diluted net (loss) per share include 9,576,000 potentially convertible shares related to the Company’s Senior Secured Convertible Debenture, 1,680,000 potentially convertible common shares related to the Company’s Serial A Preferred stock, 550,000 Common Stock Options and 10,926,829 Common Stock Warrants.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350). This ASU eliminates Step 2 from the goodwill impairment test. Under the new guidance, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, this ASU eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and is applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. While we are currently evaluating the impact of the adoption of this ASU, we do not believe that the adoption of this guidance will have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. This new guidance requires lessees to recognize a right-of- use asset and a lease liability for virtually all leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Classification will be based on criteria that are largely similar to those applied in current lease accounting. This update is effective for annual periods, and interim periods within those years, beginning after December 15, 2018. This new guidance must be adopted using a modified retrospective approach whereby lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted. We are currently evaluating the impact of adopting this update on our Consolidated Financial Statements, which will consist primarily of a balance sheet gross up of our operating leases, mostly for office space.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration, which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB recently issued several amendments to the standard, including clarifications on disclosure of prior-period performance obligations and remaining performance obligations. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The new standard is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted for annual reporting periods beginning after December 15, 2016. The Company will adopt the new standard effective January 1, 2018. We are currently evaluating the impact of adopting this standard on our Consolidated Financial Statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Leasehold improvements	$2,435	$2,435
Furniture and fixtures	10,337	8,238
Computer equipment	24,285	22,406
Property and equipment cost	37,057	33,079
Less: accumulated depreciation	(22,645)	(12,650)
Property and equipment, net	$14,412	$20,429

During the years ended December 31, 2017 and December 31, 2016, depreciation expense was $9,995 and $7,871, respectively.

NOTE 4 — SOFTWARE DEVELOPMENT COSTS

Capitalized software development costs at December 31, 2017 and December 31, 2016 were as follows:

	December 31, 2017	December 31, 2016
Software development cost	$3,259,719	$2,441,625
Less: accumulated amortization	(1,976,861)	(1,267,248)
Less: Impairment of capitalized software	(256,310)	-
Capitalized software development cost, net	$1,026,548	$1,174,377

During the year ended December 31, 2017 and December 31, 2016, amortization expense related to capitalized software was $709,615 and $767,187, respectively. At December 31, 2017, management has deemed that the net software development cost carrying amount related to certain of our released and unreleased mobile games is likely not recoverable, thus we have taken an impairment charge of $256,310 as of December 31, 2017.

NOTE 5 — RELATED PARTY TRANSACTIONS

The Company utilizes the services of an affiliated entity of a major shareholder for the development of certain of its mobile games. Amounts incurred by the Company for such development services, which were primarily attributed to capitalized software development costs, for the year ended December 31, 2017 and December 31, 2016 were $668,162 and $835,356, respectively. As of December 31, 2017, and December 31, 2016, the Company had balances due to related parties related primarily to the software development services of $100,115 and $89,697, respectively.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 6 — SENIOR SECURED CONVERTIBLE DEBENTURE

In July 2016, the Company and the Holder entered into an agreement (the “2016 Exchange Agreement”) to amend and refinance the terms of the $2,240,000 8% Original Issue Discount Senior Secured Convertible Debenture (the “2015 Debenture”) originally issued to the Holder in June, 2015. In connection with the 2015 Debenture, the Company and Holder entered into that certain Securities Purchase Agreement, dated June 19, 2015 (the “Purchase Agreement”) pursuant to which the Company issued to the Holder the following (i) the 2015 Debenture which was convertible into shares of the Company’s common stock at a price per share of $.205, (ii) Series A Common Stock purchase warrants (the “Series A Warrants”) to purchase up to 10,926,829 shares of common stock with an exercise price of $.30 and (iii) Series B Common Stock purchase warrants (the “Series B Warrants”) to purchase up to 10,926,829 shares of common stock with an exercise price of $.30 (collectively, the terms of which are referred to herein as the “2015 Financing”). Immediately prior to the 2016 Exchange Agreement, the Company owed remaining cash payments to the Holder of $560,000 on October 1, 2016 and $1,120,000 on January 1, 2017 under the 2015 Debenture. Pursuant to the 2016 Exchange Agreement, the following material terms of the Original Financing were amended, altered and/or ratified (collectively, the terms of which are referred to herein as the “2016 Financing”): (i) the 2015 Debenture was exchanged in its entirety for the issuance of a new 8% Original Issue Discount Senior Secured Convertible Debenture with an original principal amount of $2,394,000 and an increased conversion price of $0.25 (the “2016 Debenture”), (ii) the issuance of 420 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) as further described by the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock which may be converted into 1,680,000 shares of Company’s common stock, (iii) the extension of the maturity date of the Series A Warrants from June 22, 2020 until July 28, 2021, (iv) the cancellation of the Series B Warrants in their entirety, (v) the ratification of the Security Agreement executed by the Company with respect to all of its assets (as required by the initial Purchase Agreement and 2015 Debenture) as continued collateral for the 2016 Debenture as well as the ratification of the Subsidiary Guarantee and Pledge and Security Agreement as such agreements are referenced in the Purchase Agreement and Exchange Agreement, and (vi) the creation of a new right for the Holder, subject to the written consent of the Company, for a $2,100,000 cash investment in the Company with identical terms to the 2016 Financing.

In June 2017, the Company and the holder of its Senior Secured Convertible Debenture (the “Holder”) entered into an amendment agreement (the “2017 Amended Agreement”) to amend and refinance the terms of the $2,394,000 8% Original Issue Discount Senior Secured Convertible Debenture (the “2016 Debenture”) originally issued to the Holder in July, 2016. Pursuant to the 2017 Amended Agreement, the Company prepaid the Holder a portion of the outstanding principal on the 2016 Debenture in the amount of $234,000 and all of the accrued interest on the 2016 Debenture through June 30, 2017 in the amount of $191,520. Following such payments, the remaining principal amount of the Holder’s amended 2016 Debenture was $2,160,000 (the “Amended 2016 Debenture”). In addition, the Company and the Holder agreed to reduce the Conversion Price from $0.25 in the 2016 Debenture to $0.20 in the Amended 2016 Debenture. The Amended 2016 Debenture is due on July 31, 2018, and the Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this debenture at the rate of 8% per annum, payable on each December 31, March 31, July 31, and October 31, thereafter, beginning on December 31, 2017. As of December 31, 2017, the accrued interest for the note is $86,400.

In June 2017, the Company and Holder also entered into an exchange agreement (the “2017 Exchange Agreement”) to exchange the existing 10,926,829 shares of Series A Common Stock purchase warrants (the “Series A Warrants”) for 1,500 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) as further described by the Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock, and which may be converted into 6,000,000 shares of the Company’s common stock.

The Amended 2016 Debenture and the Series A Preferred Stock contain anti-dilution protection such that the conversion and exercise price, respectively, will be adjusted for any subsequent equity transactions with an effective price per share lower than the conversion price, but not lower than $0.10 per share. The Series A-1 Preferred Stock does not provide for anti-dilution protection.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 6 — SENIOR SECURED CONVERTIBLE DEBENTURE (CONTINUED)

During the years ended December 31, 2017 and 2016, amortization of the debt discount related to the Senior Secured Convertible Debentures was $1,404,254 and $1,105,869, respectively. During the years ended December 31, 2017 and 2016, amortization of the original issue discount related to the Senior Secured Convertible Debentures was $341,577 and $270,517, respectively. Pursuant to the 2017 Amended Agreement and the 2016 Exchange Agreement, the Company recorded debt extinguishment losses of $830,001 and $770,526 for the years ended December 31, 2017 and 2016, respectively.

Senior secured convertible debenture payable as of December 31, 2017, and December 31, 2016 were comprised of the following:

	December 31, 2017	December 31, 2016
Principal balance outstanding	$2,160,000	$2,394,000
Less:
Debt discount – beneficial conversion feature	(657,564)	(1,221,818)
Debt discount – original issue discount	(179,304)	(519,273)
Debt discount – financing costs	(6,250)	(18,182)
Principal balance outstanding, net	1,316,882	634,727
Less current portion	1,316,882	158,682
Long term portion	-	476,045

NOTE 7 — COMMITMENTS

In August 2016, the Company entered into a lease for office space which expires in November 2021. Future minimum lease payments under this lease are as follows:

Year ended December 31,
2018	$57,737
2019	59,469
2020	61,253
2021	63,090
Total	241,549

For the years ended December 31, 2017 and 2016, rent expense totaled $56,398 and $56,160 and respectively.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 8 — OPTIONS

In December 2015, the Company approved the 2015 Equity Incentive Plan (the “Plan”). The Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, performance stock awards and other stock-based awards (collectively, “Stock Awards”). Under the Plan, the Company may grant Stock Awards to its employees, directors and consultants of up to 6,000,000 shares of common stock.

In January 2016 and pursuant to the 2015 Equity Incentive Plan, the Company granted a non-executive member of the Company’s Board of Directors an option to purchase 300,000 shares of the Company’s common stock at an exercise price equal to $0.33 per share. Such option shall vest in eight quarterly installments of 37,500 shares at the end of each quarterly anniversary commencing on March 31, 2016, contingent upon the grantee’s continual service as a member of the Board of Directors as of each vesting installment date. Total stock-based compensation related to this option grant was $49,489 and $45,365 during the years ended December 31, 2017 and 2016 respectively.

In May 2016 and pursuant to the 2015 Equity Incentive Plan, the Company granted an executive officer an option to purchase 250,000 shares of the Company’s common stock at an exercise price equal to $0.1925 per share. Such option shall vest in eight quarterly installments of 31,250 shares at the end of each quarterly anniversary commencing on August 31, 2016, contingent upon the grantee’s continual employment by the Company as of each vesting installment date. Total stock-based compensation related to this option grant was $24,063 and $14,036 during the years ended December 31, 2017 and 2016 respectively.

On May 11, 2017 and pursuant to the 2015 Equity Incentive Plan, the Company granted executive officers, directors and employees options to purchase 4,500,000 shares of the Company’s common stock at an exercise price equal to $0.11 per share. Such options shall vest in twelve quarterly installments of 375,000 shares at the end of each quarterly anniversary commencing on June 30, 2017, contingent upon the grantee’s continual employment or service with the Company as of each vesting installment date. Total stock-based compensation related to these option grants was $100,000 during the year ended December 31, 2017.

The fair value of the stock options issued in 2017 was determined using the Black Scholes option pricing model with the following assumptions: dividend yield: 0%; volatility: 304.61%; risk free rate: 2.39%; term 10 years.

The fair value of the stock options issued in 2016 was determined using the Black Scholes option pricing model with the following assumptions: dividend yield: 0%; volatility: 232.41%-333.7%; risk free rate: 0.87%-1.78%; term 10 years.

	Number of Options	Weighted average exercise price	Weighted average life (years)	Intrinsic value of Options
Outstanding, January 1, 2016	-	-	-
Granted	550,000	$0.27	10.00
Exercised	-	-	-
Expired	-	-	-
Outstanding, December 31, 2016	550,000	$0.27	9.23
Granted	4,500,000	0.11	10.00
Exercised	-	-	-
Expired	-	-	-
Outstanding, December 31, 2017	5,050,000	$0.13	9.24	$247,500
Exercisable, December 31, 2017	1,612,500	$0.16	9.01	$61,875

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 9 — COMMON STOCK WARRANTS

During the year ended December 31, 2017, the Company granted warrants in connection with the Stock Purchase Agreements described in Note 10. The warrant terms are 3 years expiring in February, 2020 and June, 2020. During the year ended December 31, 2017, the Company cancelled 10,926,829 warrants in connection with the 2017 Exchange Agreement described in Note 5 above.

	Number of Common Stock Warrants	Weighted average exercise price	Weighted average life (years)	Intrinsic value of Warrants
Outstanding, December 31, 2015	10,926,829	$0.30	4.58
Granted	-	-	-
Exercised	-	-	-
Canceled	-	-	-
Outstanding, December 31, 2016	10,926,829	$0.30	4.47
Granted	3,500,000	$0.24	3.00
Exercised	-	-	-
Canceled	(10,926,829)	$0.30	2.47
Outstanding, December 31, 2017	3,500,000	$0.24	2.35	$-
Exercisable, December 31, 2017	3,500,000	$0.24	2.35	$-

NOTE 10 — STOCKHOLDERS’ EQUITY

At December 31, 2017, the authorized capital of the Company consisted of 150,000,000 shares of common stock, par value $0.001 per share, and 1,532,500 shares of blank check preferred stock, par value $0.001 per share.

The Company issued 300,000 shares of restricted Common Stock, valued at $57,000, pursuant to an investor relations consulting agreement dated August 6, 2015. On March 14, 2016, the agreement was cancelled and 150,000 shares of the Company’s common stock valued at $28,500 were returned to the Company at which time the shares were cancelled.

In July 2016, the Company and the holder of its Senior Secured Convertible Debenture entered into an agreement to amend and refinance the terms of the $2.4 million 8% Original Issue Discount Senior Secured Convertible Debenture originally issued in June, 2015.

Pursuant to the Exchange Agreement, the following material terms of the Original Financing were amended, altered and/or ratified: (i) the Original Debenture was exchanged in its entirety for the issuance of a new 8% Original Issue Discount Senior Secured Convertible Debenture with an original principal amount of $2,394,000 and an increased conversion price of $0.25, (ii) the issuance of 420 shares of Series A Convertible Stock as further described by the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock which may be exercised for up to 1,680,000 shares of Company’s common stock, (iii) the extension of the maturity date of the Series A Warrant from June 22, 2020 until July 28, 2021, (iv) the cancellation of the Series B Warrants in their entirety, (v) the ratification of the Security Agreement executed by the Company with respect to all of its assets (as required by the initial Purchase Agreement and Original Debenture) as continued collateral for the New Debenture as well as the ratification of the Subsidiary Guarantee and Pledge and Security Agreement as such agreements are referenced in the Purchase Agreement and Exchange Agreement, and (vi) the creation of a new right for the Holder, subject to the written consent of the Company, for a $2,100,000 cash investment in the Company with identical terms to the New Financing.

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 10 — STOCKHOLDERS’ EQUITY (CONTINUED)

In June, 2017, the Company entered into a Stock Purchase Agreement with an individual investor for the purchase of 2,000,000 shares of the Company's common stock for an aggregate purchase price of $200,000. In connection with the financing, the Company also issued to the investor a warrant, which has a term of three years and shall enable the investor to purchase up to an additional 2,500,000 shares of the Company's common stock at an exercise price of $.20 per share.

In February, 2017, the Company entered into a Stock Purchase Agreement with an individual investor for the purchase of 500,000 shares of the Company's common stock for an aggregate purchase price of $150,000, or $0.30 per share. In connection with the financing, the Company also issued to the investor two warrants. Each warrant has a term of three years and each warrant shall enable the investor to purchase up to an additional 500,000 shares of the Company's common stock at an exercise price of $.30 per share and $.36 per share, respectively.

NOTE 11 – NON-CONTROLLING INTEREST

On December 29, 2017, the Company, jointly with an individual investor, organized Revolution Blockchain, LLC (“RB”), a Colorado limited liability company for the purpose of developing, marketing and monetizing games and applications that, other than for payment purposes, write to or read from a blockchain, with ownership interests of 96% and 4% for the Company and the individual investor, respectively.

In connection with entering into the RB joint venture with the individual investor, RB issued to the individual investor a four percent (4%) membership interest as a Class A Member of RB for an aggregate purchase price of $100,000. The Class A Members have the right to convert their entire initial capital investment into shares of the Company’s common stock at a conversion price of $0.25 per share. RB shall distribute to the Class A Members no later than (i) forty-five days from the end of each fiscal quarter and (ii) ninety days from the end of each fiscal year, on a pro rata basis, 50% of all net revenue earned by RB in the previous fiscal period, as applicable, until the Class A Members have received two times the Class A Member’s initial capital commitment. At such time the distribution percentage shall be decreased from 50% to 20% of net revenue. For purposes of illustration, for each $100,000 Initial Capital Commitment, a Class A Member shall initially receive a 10% distribution right of Net Revenue until such time as such Class A Member has received $200,000. At such time, such Class A Member’s distribution right shall decrease from 10% to 4% of the Net Revenue.

NOTE 12— INCOME TAXES

A reconciliation of the U.S. Federal Statutory income tax rate to the Company’s effective income tax rate is as follows:

	2017	2016
Federal statutory income tax rate	23.9%	34.0%
State taxes, net of Federal benefit	5.5%	5.5%
Valuation allowance	(29.4%)	(39.5%)
Effective income tax rate	-%	-%

Net deferred tax assets as of December 31, 2017 and 2016 consist of the following:

	2017	2016
Net operating loss carryforwards	$1,900,740	$1,683,782
Valuation allowance	(1,900,740)	(1,683,782)
Net deferred tax asset	$-	$-

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 12— INCOME TAXES (CONTINUED)

As of December 31, 2017, the Company has federal net operating loss carryforwards (“NOL’s”) of approximately $7,950,000 that will be available to reduce future taxable income, if any. These NOL’s begin to expire in 2034. Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, provide for annual limitations on the utilization of net operating loss and credit carryforwards if the Company were to undergo an ownership change, as defined in Section 382 of the Code. In general, an ownership change occurs whenever the percentage of the shares of a corporation owned, directly or indirectly, by 5-percent shareholders, as defined in Section 382 of the Code, increases by more than 50 percentage points over the lowest percentage of the shares of such corporation owned, directly or indirectly, by such 5-percent shareholders at any time over the preceding three years. In the event such ownership change occurs, the annual limitation may result in the expiration of the net operating losses prior to full utilization.

The Company performs an analysis each year to determine whether the expected future income will more likely than not be sufficient to realize the deferred tax assets. No tax benefit has been reported in the financial statements, since the potential tax benefit is offset by a valuation allowance of the same amount.

During the year ended December 31, 2017, the Company decreased its valuation allowance by $216,957 due to the continued likelihood that realization of any future benefit from deductible temporary differences and net operating loss carryforwards cannot be sufficiently assumed at December 31, 2017.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21%, effective January 1, 2018. For certain deferred tax assets and deferred tax liabilities, we have recorded a provisional decrease of $1,240,650 with a corresponding adjustment to valuation allowance of $1,240,650 as of December 2017.

As of December 31, 2017, open tax years include the period from July 1, 2013 (inception) through December 31, 2017.

The Company applies the standard relating to accounting (ASC 740-10) for uncertainty in income taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is required to recognize in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. There were no significant unrecognized tax benefits recorded as of December 31, 2017 and 2016.

NOTE 13 —SUBSEQUENT EVENTS

On January 18, 2018, the Company and one of its non-affiliated shareholders agreed to amend the terms of two Warrants, each providing for the purchase of 500,000 common shares, held by the shareholder. The per share exercise price on the two Warrants was reduced from $.36 to $.12 and from $.30 to $.12, respectively. On the same day, said shareholder elected to exercise both Warrants for an aggregate cash payment to the Company of $120,000. The 1,000,000 shares of common stock issued under the Warrants are “restricted securities” as such term is defined in the Securities Act.

On January 22, 2018, the holder of all of the Company’s Series A-1 Stock elected to convert all of the 1,500 shares of such stock into 6,000,000 shares of the Company’s common stock. The 6,000,000 shares of common stock converted under the Series A-1 Stock will be issued without restrictive legend pursuant to Section 4(a)(1) of the Securities Act.

On January 23, 2018 and via the written consent of a majority of its stockholders, the Company increased the number of its authorized common stock from 150,000,000 to 250,000,000 and increased the number of shares of common stock underlying its 2015 Equity Incentive Plan from 6,000,000 to 18,000,000.

On January 30, 2018, we consummated the first closing of the Company’s private placement announced on September 7, 2017 (the “Offering”). Specifically, the Company entered into Subscription Agreements (the “Subscription Agreement”) with various investors (collectively, the “Investors”) for the purchase of 11,791,668 shares of the

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

Company’s Common Stock for an aggregate purchase price of $1,415,000, or $0.12 per share. The Company received net proceeds of $1,162,805 from the first closing after payment of the placement agent’s 10% cash commission as well as other expenses relating to the Offering and other expenses of the Company. In connection with the first closing and pursuant to the terms of the Offering, the Company issued to the Investors Common Stock Purchase Warrants (the “Warrants”) to purchase up to 11,791,668 shares of the Company’s Common Stock at a per share exercise price of $0.144. The Warrants have five-year terms and do not allow for cashless exercise unless the Company is unable to obtain an effective registration statement with the Securities and Exchange Commission regarding the shares underlying the Warrants, subject to certain conditions.

On February 7, 2018, we consummated the second closing of the Offering. Specifically, the Company entered into Subscription Agreements with Investors for the purchase of 8,562,499 shares of the Company’s Common Stock for an aggregate purchase price of $1,027,500, or $0.12 per share. The Company received net proceeds of $920,680 from the second closing after payment of the placement agent’s 10% cash commission as well as other expenses relating to the Offering. In connection with the second closing and pursuant to the terms of the Offering, the Company issued to the Investors Warrants to purchase up to 8,562,499 shares of the Company’s Common Stock at a per share exercise price of $0.144.

On February 15, 2018, we consummated the third and final closing of the Offering. Specifically, the Company entered into Subscription Agreements with Investors for the purchase of 4,645,835 shares of the Company’s Common Stock for an aggregate purchase price of $557,500, or $0.12 per share. The Company received net proceeds of $498,303 from the third closing after payment of the placement agent’s 10% cash commission as well as other expenses relating to the Offering. In connection with the third closing and pursuant to the terms of the Offering, the Company issued to the Investors Warrants to purchase up to 4,645,835 shares of the Company’s Common Stock at a per share exercise price of $0.144.

Also on February 15, 2018 and in connection with the three closings and pursuant to the terms of the Offering, the Company issued to the placement agent Common Stock Purchase Warrants (the “Placement Agent Warrants”) to purchase up to 5,000,000 shares of the Company’s Common Stock at an exercise price of $0.15. The Placement Agent Warrants will have a five-year term and will have cashless exercise provisions at all times.

The Offering is now concluded. In connection with the three closings of the Offering, the Company raised gross proceeds of $3,000,000, received net proceeds of $2,581,788, issued 25,000,002 shares of common stock to the Investors, and issued Warrants to the Investors to purchase up to 25,000,002 shares of the Company’s Common Stock at a per share exercise price of $0.144. The shares of common stock sold under the Subscription Agreement and the shares of common stock underlying the Warrants and the Placement Agent Warrant were issued in reliance upon an exemption from registration provided by Rule 506(c) of Regulation D under the Securities Act. All such shares issued relating to the Offering will be “restricted securities” in accordance with Rule 144(a)(3) of the Securities Act and all of the Investors are “accredited investor” as defined by Rule 501(a) of Regulation D under the Securities Act.

On February 21, 2018, the Board of Directors of the Company approved grants of Restricted Stock Units (as defined by the Company’s 2015 Equity Incentive Plan) to the following officers, directors and employees of the Company as follows (the “RSU Grants”):

Name	No. of RSU’s	Title

Robert Crates	250,000	Director
Boris Dimembort	250,000	Employee
Teymour Farman-Farmaian	250,000	Director
Andrew Merkatz	5,000,000	Director, President, CFO
Ilya Nikolayev	5,000,000	Director, CEO

Subject to each recipient continuing as an officer, director, or employee (as appropriate) of the Company, each of the RSU Grants shall vest as follows: beginning on the eighteenth month following the date of the grant, the RSU Grants shall vest ratably over the following eighteen months for a total vesting period of thirty-six months. The RSU Grants shall include a provision for acceleration upon a Corporate Transaction (as defined in the 2015 Equity Incentive Plan).

Tapinator, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2017 and 2016

NOTE 13 —SUBSEQUENT EVENTS (CONTINUED)

The RSU Grants to the officers and directors of the Company were approved by each of the non- employee members of the Board of Directors of the Company.

On February 23, 2018, the Company entered into a Series B Exchange Agreement (the “Series B Exchange Agreement”) with HSPL Holdings, LLC (“HSPL”) to amend the terms of the 2017 Amended Agreement and 2017 Exchange Agreement to which the Company and HSPL are parties (collectively, the “2017 Exchange Agreements”). On February 23, 2018, the Company paid to HSPL $1,200,000 in cash for a net reduction of the principal amount of the 2016 Debenture of $1,142,857 after giving effect to a 5% prepayment penalty which resulted in a remaining principal balance of $1,017,143 plus all accrued but unpaid interest under the 2016 Debenture (the “Remaining 2016 Debenture Balance”). Pursuant to the Series B Exchange Agreement, the Remaining 2016 Debenture Balance and the Series A Preferred Stock were exchanged in their entirety (and thus cancelled) for issuance of 1,854 shares of Series B Convertible Stock (the “Series B Preferred Stock”) as further described by the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock which may be initially exercised for up to 15,450,000 shares of Company’s common stock, subject to adjustment (the “Certification of Designations”). As a result of the Series B Exchange Agreement, the Company eliminated all of its outstanding debt.

Each share of the Series B Preferred Stock has a conversion price of $0.12 and a stated value of $1,000. Subject to certain exceptions, in the event the Company issues shares of its common stock at a price below $0.082, the conversion price of the Series B Preferred Stock will be reduced to the price of such issuance. HSPL and any subsequent holders of the Series B Preferred Stock are prohibited from converting the Series B Preferred Stock into more than 9.99% of the Company’s then outstanding number of shares of common stock after giving effect to such conversion.

The shares of Series B Preferred Stock will be issued in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act. The shares of common stock underlying the Series B Preferred Stock are subject to being issued without restrictive legend pursuant to Section 3(a)(9) of the Securities Act, subject to various conditions and limitations. HSPL is an “accredited investor” as defined under the Securities Act.

On February 20, 2018 and as amended on March 1, 2018, the Company entered into an investment banking advisory agreement with Westpark Capital, Inc. with an initial term of six months. In connection with this agreement, Westpark Capital purchased a three-year common stock warrant to purchase up 1,400,000 share of the Company’s common stock at an exercise price of $.01 per share from the Company for a purchase price of $100.

On March 26, 2018, the Company purchased the 4% interest in its Revolution Blockchain, LLC majority-owned subsidiary that it did not otherwise own for a purchase price equal to the following: (i) $100,000 in cash and (ii) the issuance of a three-year common stock warrant to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $0.25. Following the transaction, Revolution Blockchain LLC became a wholly-owned subsidiary of the Company.

TAPINATOR, INC.

Up to 27,000,002 Shares of Common Stock and up to 31,400,002 Shares of Common Stock Underlying Warrants

PROSPECTUS

              , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

Securities and Exchange Commission Registration Fee		$945.21
Accounting Fees and Expenses		$7.500.00
Legal Fees and Expenses		$40,000.00
Printing Expenses	$	None
Miscellaneous Fees and Expenses	$	None
Total		$48.445.21

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

We are also permitted to apply for, and currently maintain, insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Item 15.	Recent Sales of Unregistered Securities.

Transactions with Previous Senior Debt Holders

On June 19, 2015, the Company and Hillair Capital Investment L.P. (“Hillair”) entered into a Securities Purchase Agreement, dated June 19, 2015 (the “Purchase Agreement”) pursuant to which the Company issued to Hillair the following (i) $2,240,000 8% Original Issue Discount Senior Secured Convertible Debenture (the “Original Debenture”) which was convertible into shares of the Company’s common stock at a price per share of $.205, (ii) Series A Common Stock purchase warrants (the “Series A Warrants”) to purchase up to 10,926,829 shares of common stock with an exercise price of $.30 and (iii) Series B Common Stock purchase warrants (the “Series B Warrants”) to purchase up to 10,926,829 shares of common stock with an exercise price of $.30 (collectively, the terms of which are referred to herein as the “Original Financing”). Immediately prior to the Exchange Agreement, the Company owed cash payments to Hillair of $560,000 on October 1, 2016 and $1,120,000 on January 1, 2017 under the Original Debenture.

In July 28, 2016, the Company and Hillair entered into an agreement to amend and refinance the terms of the $2.24 million 8% Original Issue Discount Senior Secured Convertible Debenture originally issued in June, 2015. Pursuant to the Exchange Agreement, the following material terms of the Original Financing were amended, altered and/or ratified: (i) the Original Debenture was exchanged in its entirety for the issuance of a new 8% Original Issue Discount Senior Secured Convertible Debenture with an original principal amount of $2,394,000 and an increased conversion price of $0.25 (the “2016 Debenture”), (ii) the issuance of 420 shares of a new Series A Convertible Preferred Stock as further described by the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock which may be exercised for up to 1,680,000 shares of Company’s common stock, (iii) the extension of the maturity date of the Series A Warrant from June 22, 2020 until July 28, 2021, (iv) the cancellation of the Series B Warrants in their entirety, (v) the ratification of the Security Agreement executed by the Company with respect to all of its assets (as required by the initial Purchase Agreement and Original Debenture) as continued collateral for the New Debenture as well as the ratification of the Subsidiary Guarantee and Pledge and Security Agreement as such agreements are referenced in the Purchase Agreement and Exchange Agreement, and (vi) the creation of a new right for the Holder, subject to the written consent of the Company, for a $2,100,000 cash investment in the Company with identical terms to the new financing.

In June 2017, the Company and Hillair entered into an amendment agreement (the “2017 Amended Agreement”) to amend and refinance the terms of the 2016 Debenture. Pursuant to the 2017 Amended Agreement, the Company prepaid to Hillair a portion of the outstanding principal on the 2016 Debenture in the amount of $234,000 and all of the accrued interest on the 2016 Debenture through June 30, 2017 in the amount of $191,520. Following such payments, the remaining principal amount of the Holder’s amended 2016 Debenture was $2,160,000 (the “Amended 2016 Debenture”). In addition, the Company and Hillair agreed to reduce the conversion price of the 2016 Debenture from $0.25 to $0.20. The Amended 2016 Debenture is due on July 31, 2018, and the Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this debenture at the rate of 8% per annum, payable on each December 31, March 31, July 31, and October 31, thereafter, beginning on December 31, 2017. In June 2017, the Company and Holder also entered into an exchange agreement (the “2017 Exchange Agreement”) to exchange the existing 10,926,829 shares of Series A Common Stock purchase warrants for 1,500 shares of Series A-1 Convertible Preferred Stock.

On September 7, 2017, Hillair assigned all of its rights under and relating to the Senior Debenture to HSPL, LLC (“HSPL”), including the Series A-1 Convertible Preferred Stock.

On January 22, 2018, HSPL elected to convert all of the 1,500 shares of Series A-1 Stock into 6,000,000 shares of the Company’s common stock. The 6,000,000 shares of common stock converted under the Series A-1 Preferred Stock were issued without restrictive legend pursuant to Section 4(a)(1) of the Securities Act.

On February 23, 2018, the Company entered into a Series B Exchange Agreement (the “Series B Exchange Agreement”) with HSPL to amend the terms of the 2017 Amended Agreement. On February 23, 2018, the Company paid to HSPL $1,200,000 in cash for a net reduction of the principal amount of the Amended 2016 Debenture of $1,142,857 after giving effect to a 5% prepayment penalty which resulted in a remaining principal balance of $1,017,143 plus all accrued but unpaid interest under the 2016 Debenture (the “Remaining 2016 Debenture Balance”). Pursuant to the Series B Exchange Agreement, the Remaining 2016 Debenture Balance and the Series A Preferred Stock were exchanged in their entirety (and thus cancelled) for issuance of 1,854 shares of Series B Convertible Stock (the “Series B Preferred Stock”) as further described by the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock which may be initially exercised for up to 15,450,000 shares of Company’s common stock, subject to adjustment. The shares of common stock underlying the Series B Preferred Stock are subject to being issued without restrictive legend pursuant to Section 3(a)(9) of the Securities Act, subject to various conditions and limitations. As a result of the Series B Exchange Agreement, the Company eliminated all of its outstanding debt. Each share of the Series B Preferred Stock has a conversion price of $0.12 and a stated value of $1,000. Subject to certain exceptions, in the event the Company issues shares of its common stock at a price below $0.082, the conversion price of the Series B Preferred Stock will be reduced to the price of such issuance. HSPL and any subsequent holders of the Series B Preferred Stock are prohibited from converting the Series B Preferred Stock into more than 9.99% of the Company’s then outstanding number of shares of common stock after giving effect to such conversion.

2018 Private Placement

On January 30, 2018, the Company consummated the first closing of its private placement announced on September 7, 2017 (the “Offering”). Specifically, the Company entered into Subscription Agreements (the “Subscription Agreement”) with various investors (collectively, the “Investors”) for the purchase of 11,791,668 shares of the Company’s Common Stock for an aggregate purchase price of $1,415,000, or $0.12 per share. The Company received net proceeds of $1,162,805 from the first closing after payment of the placement agent’s 10% cash commission as well as other expenses relating to the Offering and other expenses of the Company. In connection with the first closing and pursuant to the terms of the Offering, the Company issued to the Investors Common Stock Purchase Warrants (the “Warrants”) to purchase up to 11,791,668 shares of the Company’s Common Stock at a per share exercise price of $0.144. The Warrants have five-year terms and do not allow for cashless exercise unless the Company is unable to obtain an effective registration statement with the Securities and Exchange Commission regarding the shares underlying the Warrants, subject to certain conditions.

On February 7, 2018, the Company consummated the second closing of the Offering. Specifically, the Company entered into Subscription Agreements with Investors for the purchase of 8,562,499 shares of the Company’s Common Stock for an aggregate purchase price of $1,027,500, or $0.12 per share. The Company received net proceeds of $920,680 from the second closing after payment of the placement agent’s 10% cash commission as well as other expenses relating to the Offering. In connection with the second closing and pursuant to the terms of the Offering, the Company issued to the Investors Warrants to purchase up to 8,562,499 shares of the Company’s Common Stock at a per share exercise price of $0.144.

On February 15, 2018, the Company consummated the third and final closing of the Offering. Specifically, the Company entered into Subscription Agreements Investors for the purchase of 4,645,835 shares of the Company’s Common Stock for an aggregate purchase price of $557,500, or $0.12 per share. The Company received net proceeds of $498,303 from the third closing after payment of the placement agent’s 10% cash commission as well as other expenses relating to the Offering. In connection with the third closing and pursuant to the terms of the Offering, the Company issued to the Investors Warrants to purchase up to 4,645,835 shares of the Company’s Common Stock at a per share exercise price of $0.144.

Also on February 15, 2018 and in connection with the three closings and pursuant to the terms of the Offering, the Company issued to the placement agent a Common Stock Purchase Warrants (the “Placement Agent Warrants”) to purchase up to 5,000,000 shares of the Company’s Common Stock at an exercise price of $0.15. The Placement Agent Warrants will have a five-year term and will have cashless exercise provisions at all times.

The Offering concluded on February 15, 2018. In connection with the three closings of the Offering, the Company raised gross proceeds of $3,000,000, received net proceeds of $2,581,788, issued 25,000,002 shares of common stock to the Investors, and issued Warrants to the Investors to purchase up to 25,000,002 shares of the Company’s Common Stock at a per share exercise price of $0.144. The shares of common stock sold under the Subscription Agreement and the shares of common stock underlying the Warrants and the Placement Agent Warrant were issued in reliance upon an exemption from registration provided by Rule 506(c) of Regulation D under the Securities Act. All such shares issued relating to the Offering will be “restricted securities” in accordance with Rule 144(a)(3) of the Securities Act and all of the Investors are “accredited investor” as defined by Rule 501(a) of Regulation D under the Securities Act.

Other Offerings and Issuances

On March 26, 2018, the Company purchased the 4% interest in its Revolution Blockchain, LLC, a majority-owned subsidiary, that it did not otherwise own for a purchase price equal to the following: (i) $100,000 in cash and (ii) the issuance of a three-year common stock warrant to purchase up 300,000 shares of the Company’s common stock at an exercise price of $0.25. Following the transaction, Revolution Blockchain, LLC will be a wholly-owned subsidiary of the Company. The 300,000 shares of common stock issuable under this warrant will be “restricted securities” as such term is defined in the Securities Act.

In June 2017, the Company entered into a Stock Purchase Agreement with an individual investor for the purchase of 2,000,000 shares of the Company's common stock for an aggregate purchase price of $200,000, or $0.10 per share. In connection with this financing, the Company also issued to the investor a warrant, which has a term of three years and shall enable the investor to purchase up to an additional 2,500,000 shares of the Company's common stock at an exercise price of $.20 per share.

On February 24, 2017, the Company entered into a Stock Purchase Agreement with an individual investor for the purchase of 500,000 shares of the Company's common stock for an aggregate purchase price of $150,000, or $0.30 per share, which was paid in two tranches. In connection with the financing, the Company also issued to the investor two warrants. Each warrant has a term of three years and each warrant shall enable the investor to purchase up to an additional 500,000 shares of the Company's restricted common stock at an exercise price of $.30 and $.36, respectively. On January 18, 2018, the Company agreed to reduce the exercise price of both Warrants to $0.12. On the same day, the individual elected to exercise both Warrants for an aggregate cash payment to the Company of $120,000. The 500,000 shares issued pursuant to the Stock Purchase Agreement and 1,000,000 shares of common stock issued under the Warrants are “restricted securities” as such term is defined in the Securities Act.

On August 6, 2015, the Company issued 300,000 shares of Common Stock, valued at $57,000, pursuant to an investor relations consulting agreement. On March 14, 2016, the agreement was cancelled and 150,000 shares of the Company’s common stock valued at $28,500 were returned to the Company at which time the shares were cancelled.

On June 18, 2015, pursuant to note conversion agreements dated June 9, 2015, two convertible promissory notes, each with a principal balance of $75,000, were each converted into 300,000 shares of Common Stock (600,000 shares in total). These notes were originally issued in September 2014.

On June 18, 2015, the Company issued 117,981 shares of Common Stock pursuant to the conversion of two convertible promissory notes issued in March and June 2015 with a combined principal balance of $23,950.

On June 18, 2015, the Company issued 149,146 shares of Common Stock pursuant to the conversion of a convertible promissory note with a principal balance of $30,000, originating from the reclassification of a royalty agreement entered into with the Company in December 2014.

On June 18, 2015, the Company issued 246,815 shares of Common Stock pursuant to the conversion of a convertible promissory note issued in April 2015 with a principal balance of $50,000.

On June 18, 2015, pursuant to conversion agreements dated June 9, 2015 between the Company and the holders of promissory notes assumed by the Company as part of a private transaction which occurred in November 2014, such notes were converted into 423,893 shares of Common Stock.

On June 18, 2015, pursuant to exchange agreements dated June 9, 2015 between the Company and the shareholders of then outstanding preferred stock of Tapinator IAF LLC (a wholly-owned subsidiary at such time), such stock was exchanged for 257,833 shares of Common Stock.

On June 18, 2015, pursuant to a conversion agreement dated June 9, 2015 between the Company and the two holders of then outstanding preferred stock, such stock was converted into 36,764 shares of Common Stock.

All the shares of Common Stock set forth above were issued in reliance upon an exemption from registration provided by Rule 506(b) of Regulation D under the Securities Act and were issued as “restricted securities” in accordance with Rule 144(a)(3) of the Securities Act.

Contingent Rights to Shares Issued for Services

Effective February 21, 2018, the Board of Directors of the Company approved grants of Restricted Stock Units (as defined by the Company’s 2015 Equity Incentive Plan) to the following officers, directors and employees of the Company as follows (the “RSU Grants”):

Name	No. of RSU’s
Robert Crates	250,000
Boris Dimembort	250,000
Teymour Farman-Farmaian	250,000
Andrew Merkatz	5,000,000
Ilya Nikolayev	5,000,000

Subject to each recipient continuing as an officer, director, or employee (as appropriate) of the Company, each of the RSU Grants shall vest as follows: beginning on the eighteenth month following the date of the grant, the RSU Grants shall vest ratably over the following eighteen months for a total vesting period of thirty-six months. The RSU Grants shall include a provision for acceleration upon a Corporate Transaction (as defined in the 2015 Equity Incentive Plan).

On March 1, 2018, the Company entered into an amendment investment banking advisory agreement with Westpark Capital, Inc. with an initial term of six months. In connection with this agreement, Westpark Capital purchased a three-year common stock warrant to purchase up 1,400,000 share of the Company’s common stock at an exercise price of $.01 per share from the Company for a purchase price of $100. All shares of common stock underlying this warrant shall be “restricted securities” as defined by the Securities Act.

Effective May 11, 2017, the Board of Directors of the Company approved options under the Company’s 2015 Equity Incentive Plan to purchase the number of shares of common stock at a per share exercise price of $0.11 to the following officers, directors and employees of the Company as follows (the “Option Grants”):

Name	Shares underlying Option
Brian Chan	500,000
Robert Crates	250,000
Boris Dimembort	500,000
Teymour Farman-Farmaian	250,000
Andrew Merkatz	1,500,000
Ilya Nikolayev	1,500,000

Subject to each recipient continuing as an officer, director, or employee (as appropriate) of the Company, each of the Option Grants shall vest as follows: begin vesting on June 30, 2017 and shall become exercisable ratably in quarterly installments over the next three years. The Option Grants shall include a provision for acceleration upon a Corporate Transaction (as defined in the 2015 Equity Incentive Plan).

In February 2016 and pursuant to the 2015 Equity Incentive Plan, the Company granted to Brian Chan, the Company’s Vice President of Finance, an option to purchase 250,000 shares of the Company’s common stock at an exercise price equal to $0.1925 per share. Such option shall vest ratably in twelve quarterly installments at the end of each quarterly anniversary of the grant date, contingent upon the continual service as an employee of the Company.

In January 2016 and pursuant to the 2015 Equity Incentive Plan, the Company granted to Teymour Farman-Farmaian, one of the Company’s independent Board of Directors an option to purchase 300,000 shares of the Company’s common stock at an exercise price equal to $0.33 per share. Such option shall vest ratably in eight quarterly installments at the end of each quarterly anniversary of the grant date, contingent upon the continual service as a member of the Board of Directors as of each vesting installment date.

Item 16.     Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Tapinator, Inc.
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Tapinator, Inc. (amendment no. 1)
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock
3.4	Bylaws of Tapinator, Inc.
5.1	Opinion of Quick Law Group P.C.
10.1	Tapinator, Inc. 2015 Equity Incentive Plan, as amended
10.2	Form of Stock Option Agreement under the 2015 Equity Incentive Plan
10.3	Form of Restricted Stock Unit Award Agreement under the 2015 Equity Incentive Plan
10.4	Game Engine and Game-Specific Development Agreement, dated June 14, 2014, by and between Tapinator, Inc. and Khurram Samad
10.5	Executive Employment Agreement, dated May 7, 2015, by and between Tapinator, Inc. and Ilya Nikolayev
10.6	Executive Employment Agreement, dated May 7, 2015, by and between Tapinator, Inc. and Andrew Merkatz
10.7	Board of Directors Agreement, dated December 14, 2015, by and between Tapinator, Inc. and Robert Crates
10.8	Board of Directors Agreement, dated December 14, 2015, by and between Tapinator, Inc. and Teymour Farman-Farmaian
10.9	Amendment No. 1 to Executive Employment Agreement, dated August 25, 2016, by and between Tapinator, Inc. and Ilya Nikolayev
10.10	Amendment No. 1 to Executive Employment Agreement, dated August 25, 2016, by and between Tapinator, Inc. and Andrew Merkatz
10.11	Amendment No. 2 to Executive Employment Agreement, dated March 31, 2017, by and between Tapinator, Inc. and Ilya Nikolayev
10.12	Amendment No. 2 to Executive Employment Agreement, dated March 31, 2017, by and between Tapinator, Inc. and Andrew Merkatz
10.13	Games Development and Licensing Agreement, dated April 24, 2017, by and between Tapinator, Inc., Khurram Samad, Rizwan Yousuf and GenITeam Corporation
10.14	First Amendment to Games Development and Licensing Agreement, dated August 31, 2017, by and between Tapinator, Inc., Khurram Samad, Rizwan Yousuf and GenITeam Corporation
10.15	Form of Subscription Agreement used in connection with January and February 2018 private placement
10.16	Form of Common Stock Purchase Warrant used in connection with January and February 2018 private placement
10.17	Common Stock Purchase Warrant, dated February 15, 2018, issued by Tapinator, Inc. to Westpark Capital, Inc.
10.18	Series B Exchange Agreement, dated February 23, 2018, by and between Tapinator, Inc. and HSPL Holdings, LLC
10.19	Amendment No. 3 to Executive Employment Agreement, dated April 1, 2018, by and between Tapinator, Inc. and Ilya Nikolayev
10.20	Amendment No. 3 to Executive Employment Agreement, dated April 1, 2018, by and between Tapinator, Inc. and Andrew Merkatz
10.21	Amendment No. 1 to Board of Directors Agreement, dated April 1, 2018, by and between Tapinator, Inc. and Robert Crates
10.22	Amendment No. 1 to Board of Directors Agreement, dated April 1, 2018, by and between Tapinator, Inc. and Teymour Farman-Farmaian
23.1	Consent of Liggett & Webb, P.A. (filed herewith)
23.2	Consent of Quick Law Group P.C. (included in Exhibit 5.1)

Item 17.     Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 30, 2018.

TAPINATOR, INC.

By:	/s/ Ilya Nikolayev
Name: Ilya Nikolayev
Title: Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Tapinator, Inc., a Delaware corporation, do hereby constitute and appoint Ilya Nikolayev as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ilya Nikolayev	Chief Executive Officer, Executive Chairman and Director (principal executive officer)	April 30, 2018
Ilya Nikolayev

/s/ Andrew Merkatz	President, Chief Financial Officer and Director (principal financial officer)	April 30, 2018
Andrew Merkatz

/s/ Robert Crates	Director	April 30, 2018
Robert Crates

/s/ Teymour Farman-Farmaian	Director	April 30, 2018
Teymour Farman-Farmaian